Exhibit 99.2

The Redwood Review

2nd Quarter 2013

Redwood Trust

TABLE OF CONTENTS

Introduction	4

Shareholder Letter	5

Quarterly Overview	8

Financial Insights	15

▶ Balance Sheet	15

▶ GAAP Income	22

▶ Taxable Income and Dividends	26

Residential Mortgage Banking Activities	28

Commercial Mortgage Banking Activities	29

Investments in Residential Real Estate Securities	31

Appendix	35

Primer on Triple-A RMBS Spreads	36

Redwood’s Business Strategy	38

Glossary	41

Financial Tables	47

THE REDWOOD REVIEW | 2ND QUARTER 2013	1

CAUTIONARY STATEMENT

This Redwood Review contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve numerous risks and uncertainties. Our actual results may differ from our expectations, estimates, and projections and, consequently, you should not rely on these forward-looking statements as predictions of future events. Forward-looking statements are not historical in nature and can be identified by words such as “anticipate,” “estimate,” “will,” “should,” “expect,” “believe,” “intend,” “seek,” “plan,” and similar expressions or their negative forms, or by references to strategy, plans, or intentions. These forward-looking statements are subject to risks and uncertainties, including, among other things, those described in our most recent Annual Report on Form 10-K under the caption “Risk Factors.” Other risks, uncertainties, and factors that could cause actual results to differ materially from those projected are described below and may be described from time to time in reports we file with the Securities and Exchange Commission, including reports on Forms 10-K, 10-Q, and 8-K. We undertake no obligation to update or revise forward-looking statements, whether as a result of new information, future events, or otherwise.

Statements regarding the following subjects, among others, are forward-looking by their nature: (i) statements we make regarding Redwood’s future business strategy and strategic focus, including statements relating to our confidence in our long-term business model and our belief that private capital will be needed to finance residential mortgages based on our assumption that the government will eventually reduce its role as the primary capital provider to the mortgage market; (ii) statements we make regarding future conditions in the market for Agency and non-Agency residential mortgage-backed securities (RMBS), including our statement that these markets appear to be firming somewhat; (iii) statements we make regarding yield spreads (or premiums) relating to triple-A rated residential mortgage-backed securities (RMBS), including our statement that spread premiums on triple-A rated RMBS are beginning to stabilize and may tighten (i.e., decrease) further; (iv) statements we make regarding our expectations and outlook for residential loan sale margins, including our statement that we expect that we will earn residential loan sale margins, net of hedging, roughly in line with our previous forecast for long-term average margins of 25 to 50 basis points; (v) statements describing and relating to our goals for 2013, including that we are on track to reach our goal for 2013 to originate and sell $1 billion of senior commercial loans and statements regarding our ability to achieve our goal to acquire up to $8 billion of jumbo residential loans in 2013; (vi) statements relating to acquiring residential mortgage loans in the future that we have identified for purchase or plan to purchase, including the amount of such loans that we identified for purchase during the second quarter of 2013, at June 30, 2013, and during the third quarter of 2013 to August 1, 2013, and statements relating to the impact of rising interest rates on the volume of residential mortgage loans available for purchase; (vii) statements relating to our estimate of the amount of negative market valuation adjustments we expect to realize during the third quarter of 2013 relating to our pipeline of residential mortgage loans owned and identified for purchase at June 30, 2013 and our statements that we expect to complete additional transactions to clear through (i.e., sell or securitize) the remainder of this pipeline in the third quarter of 2013 and our estimate that we will achieve, overall, a small economic profit on these transactions after factoring in our hedges (and our expectation to create approximately $90 million to $120 million in proprietary investments to retain for our portfolio as a result of these transactions); (viii) statements regarding our residential mortgage pipeline, which includes loans on our balance sheet and loans identified for purchase, including statements related to our ability to hedge our pipeline and the effectiveness of those hedges; (ix) statements we make regarding the future profitability of our residential conduit, including our statements relating to our expectations regarding future interest rate changes in the near-and longer-term and statements regarding future home purchase activity; (x) statements regarding our expectations of reported GAAP book value at September 30, 2013; (xi) statements relating to our future investment strategy and future investment activity, including, without limitation, that over time we expect that investments created through our Sequoia program or other mortgage banking activities, as well as through the acquisition of newly issued subordinate securities from third-party securitization sponsors, will replace the senior residential securities in our investment portfolio; (xii) statements relating to our estimate of our investment capacity (including that we estimate our investment capacity at June 30, 2013 to be approximately $130 million) and our statement that we believe this level of investment capacity and liquidity should be sufficient to fund our business and investment objectives for the remainder of 2013; (xiii) statements relating to the amount of equity capital we are targeting to allocate to fund commercial investments; (xiv) statements relating to our

2	THE REDWOOD REVIEW | 2ND QUARTER 2013

CAUTIONARY STATEMENT

competitive position and our ability to compete in the future; (xv) statements relating to future market and economic conditions and the future volume of transactions in those markets, including, without limitation, future conditions in the residential and commercial real estate markets and related financing markets, and the related potential opportunities for our residential and commercial business activity; (xvi) statements relating to our expectations regarding future interest income and net interest income, future earnings, future gains, future earnings volatility, and future trends in operating expenses and the factors that may affect those trends; (xvii) statements regarding credit reserves, credit losses, the adequacy of credit support, and impairments and their impact on our investments (including as compared to our original expectations and credit reserve levels) and the timing of losses and impairments, and statements that the amount of credit reserves we designate are adequate or may require changes in the future; (xviii) statements relating to our expectation that we will start acquiring Agency conforming residential mortgage loans by the fourth quarter of 2013 and our expectation that this will result in higher overall loan acquisition volumes from new and existing sellers; (xix) statements relating to our expectations regarding opportunities to invest in conforming mortgage servicing rights (MSRs) and to participate in risk-sharing transactions with Fannie Mae and Freddie Mac; (xx) statements relating to our Board’s intention to distribute a regular quarterly dividend of $0.28 per share during 2013; and (xxi) statements regarding our expectations and estimates relating to the characterization for income tax purposes of our dividend distributions, our expectations and estimates relating to tax accounting, tax liabilities, and GAAP tax provisions, our estimates of REIT taxable income and TRS taxable income, and our anticipation of additional credit losses for tax purposes in future periods (and, in particular, our statement that, for tax purposes, we expect an additional $107 million of tax credit losses on residential securities we currently own to be realized over an estimated three- to five-year period).

Important factors, among others, that may affect our actual results include: general economic trends, the performance of the housing, commercial real estate, mortgage, credit, and broader financial markets, and their effects on the prices of earning assets and the credit status of borrowers; federal and state legislative and regulatory developments, and the actions of governmental authorities, including those affecting the mortgage industry or our business; developments related to the fixed income and mortgage finance markets and the Federal Reserve’s statements regarding its future open market activity and monetary policy; our exposure to credit risk and the timing of credit losses within our portfolio; the concentration of the credit risks we are exposed to, including due to the structure of assets we hold and the geographical concentration of real estate underlying assets we own; our exposure to adjustable-rate and negative amortization mortgage loans; the efficacy and expense of our efforts to manage or hedge credit risk, interest rate risk, and other financial and operational risks; changes in credit ratings on assets we own and changes in the rating agencies’ credit rating methodologies; changes in interest rates; changes in mortgage prepayment rates; the availability of assets for purchase at attractive prices and our ability to reinvest cash we hold; changes in the values of assets we own; changes in liquidity in the market for real estate securities and loans; our ability to finance the acquisition of real estate-related assets with short-term debt; the ability of counterparties to satisfy their obligations to us; our involvement in securitization transactions, the profitability of those transactions, and the risks we are exposed to in engaging in securitization transactions; exposure to claims and litigation, including litigation arising from our involvement in securitization transactions; whether we have sufficient liquid assets to meet short-term needs; our ability to successfully compete and retain or attract key personnel; our ability to adapt our business model and strategies to changing circumstances; changes in our investment, financing, and hedging strategies and new risks we may be exposed to if we expand our business activities; exposure to environmental liabilities and the effects of global climate change; failure to comply with applicable laws and regulations; our failure to maintain appropriate internal controls over financial reporting and disclosure controls and procedures; the impact on our reputation that could result from our actions or omissions or from those of others; changes in accounting principles and tax rules; our ability to maintain our status as a REIT for tax purposes; limitations imposed on our business due to our REIT status and our status as exempt from registration under the Investment Company Act of 1940; decisions about raising, managing, and distributing capital; and other factors not presently identified.

This Redwood Review may contain statistics and other data that in some cases have been obtained from or compiled from information made available by servicers and other third-party service providers.

THE REDWOOD REVIEW | 2ND QUARTER 2013	3

INTRODUCTION

Note to Readers:

We file annual reports (on Form 10-K) and quarterly reports (on Form 10-Q) with the Securities and Exchange Commission. These filings and our earnings press releases provide information about Redwood and our financial results in accordance with generally accepted accounting principles (GAAP). We urge you to review these documents, which are available through our website, www.redwoodtrust.com.

This document, called The Redwood Review, is an additional format for providing information about Redwood through a discussion of our GAAP financial results, as well as other metrics, such as taxable income. Supplemental information is also provided in the Financial Tables in this Review to facilitate more detailed understanding and analysis of Redwood. We may also provide non-GAAP financial measures in this Review. When we use non-GAAP financial measures it is because we believe that these figures provide additional insight into Redwood’s business. In each case in which we discuss a non-GAAP financial measure you will find an explanation of how it has been calculated, why we think the figure is important, and a reconciliation between the GAAP and non-GAAP figures.

References herein to “Redwood,” the “company,” “we,” “us,” and “our” include Redwood Trust, Inc. and its consolidated subsidiaries. References to “at Redwood” exclude all consolidated securitization entities (with the exception of the residential resecuritization we completed in the third quarter of 2011 and the commercial securitization we completed in the fourth quarter of 2012) in order to present our operations in the way management analyzes them. Note that because we round numbers in the tables to millions, except per share amounts, some numbers may not foot due to rounding. References to the “second quarter” refer to the quarter ending June 30, 2013, and references to the “first quarter” refer to the quarter ending March 31, 2013, unless otherwise specified.

We hope you find this Review helpful to your understanding of our business. We thank you for your input and suggestions, which have resulted in our changing the form and content of The Redwood Review over time.

Selected Financial Highlights
Quarter: Year	GAAP Income (Loss) per Share	REIT Taxable Income per Share(1)	Annualized GAAP Return on Equity	GAAP Book Value per Share	Dividends per Share
Q211	$0.11	$0.02	4%	$13.04	$0.25
Q311	$0.01	$0.09	1%	$12.22	$0.25
Q411	($0.03)	$0.04	(1%)	$11.36	$0.25
Q112	$0.37	$0.13	13%	$12.22	$0.25
Q212	$0.24	$0.22	8%	$12.00	$0.25
Q312	$0.48	$0.19	16%	$12.88	$0.25
Q412	$0.50	$0.23	15%	$13.95	$0.25
Q113	$0.69	$0.20	21%	$14.54	$0.28
Q213	$0.71	$0.25	25%	$14.69	$0.28

(1) REIT taxable income per share for 2012 and 2013 are estimates until we file tax returns for those years.

4	THE REDWOOD REVIEW | 2ND QUARTER 2013

SHAREHOLDER LETTER

Dear Fellow Shareholders:

We continued to make good progress on our business objectives during the second quarter of 2013, achieving several key milestones along the way. We added the 100th seller to our residential conduit platform and completed the process of becoming an approved seller/ servicer with both Fannie Mae and Freddie Mac. The build-out of our Denver residential conduit operations center progressed on schedule, and should position us to begin buying Agency conforming mortgages from our sellers by the fourth quarter of 2013. Through our commercial platform, we continued to execute on our strategy of originating and selling senior commercial loans and we remain on track to reach our goal of $1 billion of commercial originations for the year.

We believe our progress was noteworthy in a quarter characterized by sharp increases in long-term interest rates and the resulting adverse impact on yield spreads for triple-A rated residential mortgage-backed securities (RMBS). Before we jump into our thoughts on this topic and the associated impact to Redwood, let’s first add some context. Our primary residential mortgage strategy has been to build a loan conduit capable of sourcing mortgage loans for acquisition from third-party originators (which we refer to as “sellers”). After acquisition, we sell these loans primarily through securitization, but also through bulk whole-loan sales. The initial mortgage product we have been focused on acquiring has been prime jumbo loans. When we sell these loans through securitization, we are able to create proprietary investments to retain in our portfolio, and earn a loan sale profit margin, which is largely based on prevailing spreads for triple-A rated RMBS. For our readers that would like more information on how RMBS spreads are determined, we have included a “Primer on Triple-A RMBS Spreads” in this Redwood Review that begins on page 36.

Now let’s get back to how Redwood was impacted by recent market conditions. Triple-A rated RMBS spreads indeed widened significantly in the second quarter of 2013 and reduced our residential loan sale profit margins. As we noted in last quarter’s shareholder letter, we expected these margins, which include the effect of our associated hedges, to narrow from the extraordinarily high levels observed in recent quarters to levels more in line with our long-term expectation of 25 to 50 basis points. This move, however, happened quickly and was more severe than many market participants anticipated. The Quarterly Overview section that follows provides additional detail on this topic.

Over the years, we have witnessed several downturns in the residential mortgage business, and they all share certain similarities. Most notably, the mortgage market is highly cyclical and the “turns” are generally rapid and disruptive, and companies that are not prepared often become hedging-related casualties. A successful mortgage finance company needs to have ample liquidity and a well-hedged pipeline going into a turn, remain clear-eyed and calm in steering through it, and not lose sight of its long-term strategy and the opportunities ahead.

So how did we do? We believe our residential mortgage pipeline was well hedged. Our total residential mortgage pipeline was $2.6 billion at June 30, 2013, and consisted of an inventory of loans on our balance sheet of $1.2 billion and loans we had identified for purchase of $1.4 billion. From July 1st to August 1, 2013, after adjusting for expected fallout and completed and contracted for sales and securitizations, approximately 60% of this $2.6 billion exposure has been eliminated. Based on the pace and pricing of these transactions, we should be able to complete additional transactions to clear through the remainder of this pipeline by the end of the third quarter of 2013 and we

THE REDWOOD REVIEW | 2ND QUARTER 2013	5

SHAREHOLDER LETTER

currently estimate we will achieve, overall, a small economic profit on these transactions after factoring in our hedges. Notably, during this process, we also expect to create approximately $90 million to $120 million in proprietary investments to retain for our portfolio.

All told, given the extreme market conditions we have faced recently, we are proud of how the Redwood team has executed. Our risk management efforts have not only helped us to protect book value and earnings, but have also enabled us to continue the expansion of our residential conduit and investment opportunities.

Subsequent to the second quarter, we are pricing residential loans we have identified for purchase with the intention of earning loan sale profit margins, net of hedging, roughly in line with the 25 to 50 basis point long-term average margins we have previously forecast. It’s too early to say the worst of the recent market disruptions is behind us, but it does appear that the Agency and non-Agency RMBS markets are firming somewhat. We are beginning to see spread premiums on triple-A RMBS stabilize, supporting this outlook for our loan sale profit margins. We would not be surprised to see Agency and non-Agency RMBS spreads tighten further as investors (including the Federal Reserve) bid for the diminished supply of new-issue RMBS that has resulted from slowing refinance activity among mortgage borrowers.

The other part of looking at the future profitability of our residential conduit is to consider how recent changes in the interest rate environment may impact our future jumbo loan acquisition volumes. Our working premise is that mortgage rates will grind higher over time while hovering around current levels in the near term – albeit with lots of volatility related to headline news. Refinancing activity has naturally slowed as mortgage rates have risen, but home purchase activity should remain robust if mortgage rates do not spike significantly higher. When we put it all together, based on our year-to-date acquisition volume, pipeline, and current run rate, we still see a path to achieving our goal of acquiring $8 billion of jumbo residential loans during 2013 – but it won’t be easy.

In terms of future acquisition volumes for our new Agency conforming loan initiative, it is too early to offer a meaningful estimate based on the data we have today. We hope to provide a more detailed outlook on this topic in the third quarter 2013 Redwood Review.

We remain confident about the future and the business model we have built to capitalize on our core belief that private capital will be necessary if the government is going to successfully reduce its role as the primary capital provider to the mortgage market. Simply put, the government cannot continue to indefinitely guarantee nine out of every 10 mortgage loans originated in the U.S. We have made excellent progress to date building our residential conduit and we currently have a 50% market share of all jumbo securitizations in the post-crisis period, which has contributed to our growing portfolio of subordinate RMBS investments. We continue to add loan sellers and we are about to broaden the menu of mortgage products we acquire through our conduit when we enter the Agency conforming loan market. We expect this to result in higher overall acquisition volumes from both new and existing sellers, as well as provide us with an opportunity to invest in conforming mortgage servicing rights and to participate in risk-sharing transactions with Fannie Mae and Freddie Mac.

In an effort to offer even greater transparency and perspective on our recent results, as well as to keep you informed about our big picture strategy, we are breaking with our past practice and initiating a regular quarterly earnings call. Our first call will be on August 7, 2013, to

6	THE REDWOOD REVIEW | 2ND QUARTER 2013

SHAREHOLDER LETTER

coincide with the release of this quarter’s Redwood Review. Whether you choose to be a participant or a listener, we hope you will find our quarterly earnings calls informative and a worthwhile supplement to the Redwood Review and the Quarterly and Annual Reports we file with the SEC.

As always, we appreciate your continued support.

Martin S. Hughes	Brett D. Nicholas
CEO	President

THE REDWOOD REVIEW | 2ND QUARTER 2013	7

QUARTERLY OVERVIEW

Second Quarter 2013 Results

Overview

We managed well through the downturn in the mortgage capital markets during the second quarter of 2013. While the effects of the downturn have been somewhat undiscriminating with respect to equity valuations for publicly traded non-bank mortgage companies and mortgage REITs, our operating results remained positive and were bolstered by our risk management efforts during the second quarter – in particular our management of interest rate exposure associated with our residential loan pipeline. Before we get into the details, here is a quick summary of our second quarter 2013 results:

•

We earned $0.71 per share for the second quarter of 2013. This amount does not reflect our estimate, as of August 1, 2013, of approximately $0.22 per share of net negative market valuation adjustments we expect will be realized for GAAP purposes in the third quarter of 2013 related to loans we owned and loans we had identified but not purchased at June 30, 2013.

•	Our GAAP book value at June 30, 2013 was $14.69 per share, up $0.15 per share from March 31, 2013.

•

At June 30, 2013, we owned $1.2 billion of residential loans and had identified an additional $1.4 billion for purchase. We currently expect our overall risk management and hedging activities to offset market value declines on these loans as they are securitized or sold in whole loan form.

•

We completed four residential securitizations totaling $1.8 billion, and created a net $124 million of securities for our investment portfolio and $16 million of investments in mortgage servicing rights.

•	We added 24 residential loan sellers to our platform, increasing the total to 104 at June 30, 2013, as compared to 37 sellers a year ago.

•

We originated and funded 10 senior commercial loans totaling $150 million and sold six senior commercial loans totaling $75 million. We also originated six mezzanine commercial loans totaling $19 million.

•	We declared and distributed a $0.28 per share dividend to shareholders for the second quarter of 2013.

Financial Results

Our second quarter 2013 reported earnings were $66 million, or $0.71 per share, as compared to $61 million, or $0.69 per share, for the first quarter of 2013. While our reported earnings are in line with our strong first quarter results, and reflect continued progress in expanding our operations, they did not reflect the full financial impact of the rise in mortgage rates and yields on triple-A rated RMBS during the second quarter. Specifically, our reported second quarter income from mortgage banking activities, net, of $59 million, or $0.61 per share, includes all of the hedging gains associated with our residential loan pipeline, but does not reflect approximately $0.22 per share of corresponding net negative market valuation adjustments we estimate, as of August 1, 2013, that we will realize during the third quarter of 2013 related to the pipeline of loans we owned and loans we had identified for purchase at June 30, 2013. This estimate is discussed in further detail in the Mortgage Banking Activities section on page 24.

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QUARTERLY OVERVIEW

Financial Results (continued)

The following table sets forth the components of GAAP income for the second and first quarters of 2013.

GAAP Income
($ in millions, except per share data)
	Three Months Ended
	6/30/2013	3/31/2013
Interest income	$58	$54
Interest expense	(21)	(18)
Net interest income	36	35

Reversal of (provision for) loan losses	3	(2)
Other market valuation adjustments, net	(6)	-
Net interest income after provision and other market valuation adjustments	33	33

Mortgage banking activities, net	59	46
Operating expenses	(24)	(20)
Realized gains, net	1	12
Provision for income taxes	(3)	(11)

GAAP income	$66	$61

GAAP income per share	$0.71	$0.69

Net interest income for the second quarter of 2013 was $36 million, an increase of $1 million over the first quarter of 2013. This increase is primarily a result of a 6% increase in average earning assets to $4.8 billion, as we added a net $124 million of residential mortgage-backed securities (RMBS) created from our Sequoia securitizations. The increase also reflects higher balances of residential and commercial loans held-for-sale.

As a result of rising interest rates during the second quarter of 2013, we recorded negative $6 million of other market valuation adjustments, as compared to zero during the first quarter of 2013. Excluding Sequoia interest-only (IO) securities that we use for hedging purposes, our securities portfolio declined in market value by $44 million during the second quarter of 2013. Of the $44 million of market value declines, $38 million was recognized in other comprehensive income and $6 million was recognized in earnings. This portfolio still remained in a significant net unrealized gain position of $145 million at June 30, 2013.

Income from mortgage banking activities was $59 million in the second quarter of 2013. This included income from residential mortgage banking activities of $52 million, which was primarily attributable to positive market valuation adjustments on risk management derivatives, MSRs, and IO securities used to hedge our loan pipeline. Partially offsetting these gains were negative market valuation adjustments on residential loans as a result of declines in the value of triple-A rated Sequoia RMBS.

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QUARTERLY OVERVIEW

Financial Results (continued)

Income from commercial mortgage banking activities was $6 million in the second quarter of 2013. Included in this amount was $3 million related to gains on our risk management derivatives, $2 million related to gains on sales of senior loans, and $2 million related to gains recognized on loans originated by us and table-funded by third-parties, offset by less than $1 million related to changes in the value of senior loans held on our balance sheet. Beginning in the second quarter of 2013, we now recognize changes in the values of senior commercial loans we own through our income statement – regardless of when they are sold – similar to our accounting for residential loans held-for-sale. All of the senior loans on our balance sheet at the end of the second quarter were sold in July 2013 at levels equal to their quarter-end values.

Our second quarter 2013 GAAP results included a $3 million tax provision, as compared to $11 million in the first quarter of 2013. The $8 million decline was primarily driven by a reduction in our annual estimated effective tax rate. Our tax provision in 2013 is largely due to income associated with our mortgage banking activities that is generated at our taxable REIT subsidiaries (TRS). Information on our effective tax rate, tax loss carryforwards, and differences between GAAP and taxable income is included in the Financial Insights — Taxable Income and Dividends section of this Redwood Review.

Our GAAP book value at June 30, 2013, was $14.69 per share, an increase of $0.15 per share from March 31, 2013. Our second quarter 2013 GAAP book value benefited from hedging gains noted previously that we expect will offset market value declines with respect to residential loans we had identified but not yet purchased as of June 30, 2013. Consequently, we expect reported GAAP book value at September 30, 2013 to reflect these market value declines.

The following table presents a summary of GAAP book value for the second and first quarters of 2013.

Changes in GAAP Book Value Per Share ($ in per share)
	Q2 2013	Q1 2013	Variance

Beginning book value	$14.54	$13.95	$0.59
Net income	0.71	0.69	0.02
Unrealized losses on securities, net (1)	(0.46)	(0.04)	(0.42)
Unrealized gains on hedges, net	0.17	0.10	0.07
Equity issuance, net	0.06	0.05	0.01
Other, net	(0.05)	0.07	(0.12)
Dividends	(0.28)	(0.28)	-
Ending book value	$14.69	$14.54	$0.15

(1) Unrealized losses on securities, net for the three months ended March 31, 2013, included positive $0.11 from valuation increases on residential securities, offset by the reclassification of $0.15 of unrealized gains to net income relating to the disposition of our remaining commercial securities.

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QUARTERLY OVERVIEW

Financial Results (continued)

Portfolio Investment Activity

We deployed $159 million of capital into new investments in the second quarter of 2013, down from $202 million in the first quarter of 2013. The following table summarizes our quarterly investment activity during the second and first quarters of 2013.

Quarterly Investment Activity ($ in millions)
	Q2 2013	Q1 2013

Sequoia RMBS	$124	$166
Third-party RMBS	-	-
Less: Short-term debt	-	-
Total residential	124	166

Commercial loans	19	36
Less: Borrowings	-	(12)
Total commercial	19	24

MSR investments	16	12
Equity capital invested	$159	$202

We retained a net $124 million ($133 million initially retained less $9 million of sales) of residential securities from the $1.8 billion of Sequoia securitizations we completed during the second quarter. These retained securities included $92 million of subordinate securities (AA, A, BBB, BB and non-rated securities) and $32 million of interest-only securities.

In July 2013, we deployed $33 million of capital into newly issued third-party subordinate securities backed by prime jumbo mortgage loans. We expect to have more opportunities to invest in third-party issued securities in addition to the subordinate securities that we create through our Sequoia program.

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QUARTERLY OVERVIEW

Financial Results (continued)

Residential Securities Portfolio

At June 30, 2013, our residential securities portfolio had a market value of $1.3 billion, as compared to $1.2 billion at March 31, 2013. The increase resulted from the addition of a net $124 million of securities retained from our second quarter Sequoia securitizations ($133 million retained less $9 million of securities sold during the quarter). This increase was partially offset by portfolio principal repayments. We did not acquire any third-party securities during the second quarter of 2013. Prices for legacy RMBS were generally down in the second quarter of 2013 due to market expectations of higher benchmark interest rates and a general increase in the incremental yields investors demand for these types of investments. Over time, we expect that investments created through our Sequoia program and the acquisition of newly issued subordinate securities from third-party securitization sponsors will replace the senior residential securities in our investment portfolio. Senior securities in our portfolio continue to pay down or be sold and represented 59% of the portfolio at June 30, 2013, as compared to 73% at June 30, 2012. Subordinate securities in our portfolio represented 29% of the portfolio at June 30, 2013, as compared to 12% at June 30, 2012.

Residential Mortgage Banking Activities

Recent Market Conditions

In the second quarter of 2013, the fixed income markets experienced a significant dislocation. Many market participants were concerned the Federal Reserve would begin to end its Quantitative Easing (QE) program, which largely consists of the Federal Reserve acquiring Agency RMBS and Treasury securities in an effort to lower long-term interest rates. Heavy selling by investors looking to reposition their portfolios, or in some cases meet redemptions or margin requirements, soon followed. As a result, interest rates on 10-year Treasury notes rapidly increased by nearly 100 basis points during the quarter, with yields for both Agency and non-Agency RMBS rising at an even faster rate.

The market continued to weaken into early July 2013, with the yield on the 10-year Treasury note closing at a recent high of 2.71% on July 5, 2013. This coincided with significantly higher non-Agency RMBS spreads (i.e., the yield premium over comparable Agency RMBS or alternative benchmark interest rates required by investors to participate in the less liquid, non-Agency market). Later in July, the yield on the 10-year Treasury note settled into an approximate range of 2.50% to 2.60%, and RMBS spreads began to stabilize. This facilitated the issuance of four prime non-Agency RMBS transactions totaling $1.6 billion in July, including two Sequoia securitizations sponsored by Redwood. In addition, Freddie Mac completed a $500 million “STACRs” risk-sharing transaction in July 2013.

Quarterly Update

We completed four Sequoia securitizations totaling $1.8 billion in the second quarter, as compared to four securitizations totaling $2.2 billion in the first quarter of 2013. In early July 2013, we closed our ninth securitization of 2013, a $463 million securitization we refer to as SEMT 2013-9, and in late July we closed a $401 million securitization we refer to as SEMT 2013-10.

The volume of loans we identified for purchase from our sellers decreased to $2.5 billion in the second quarter of 2013, from $3.1 billion in the first quarter of 2013. The decrease resulted from an approximate

12	THE REDWOOD REVIEW | 2ND QUARTER 2013

QUARTERLY OVERVIEW

Financial Results (continued)

Residential Mortgage Banking Activities (continued)

100 basis point rise in the interest rate for 30-year fixed-rate jumbo mortgages since mid-May. This sharp increase reduced the number of refinance-related loans available for acquisition. Of the loans we identified for purchase in the second quarter, $1.3 billion, or 53% of the loans, were refinance-related, down from $2.1 billion, or 69%, in the first quarter of 2013. Partially offsetting the decline was an increase in purchase-related loans to $1.2 billion in the second quarter, as compared to $1.0 billion in the first quarter. For the month of July, purchase-related loans represented 54% of the $308 million of loans we identified for purchase.

At June 30, 2013, we had $1.2 billion of residential loans held for future sale or securitization on our balance sheet, as compared to $832 million at March 31, 2013, and our pipeline of loans identified for purchase totaled $1.4 billion.

The table below illustrates the number of sellers and the volume of loans identified for purchase through our flow-based platform over the past five quarters and through June 30, 2013 (and does not include loans identified for purchase in bulk transactions).

At June 30, 2013, our 104 sellers consisted of 48 regional banks (or their subsidiaries) and 56 mortgage companies, located throughout the U.S.

At the end of the second quarter of 2013, we owned mortgage servicing rights (MSRs) associated with $4.1 billion of residential loans acquired through our platform, as compared to $2.5 billion at the end of the first quarter of 2013. At June 30, 2013, the market value of these MSRs was $43 million, or 1.04% of the principal amount of the associated mortgage loans. We earn fees from these MSRs, but outsource the actual servicing of these loans to a nationally recognized third-party servicer. In the second and first quarters of 2013, our net servicing fees earned were $2 million.

THE REDWOOD REVIEW | 2ND QUARTER 2013	13

QUARTERLY OVERVIEW

Financial Results (continued)

Commercial Mortgage Banking Activities

Our commercial team’s accomplishments in the second quarter of 2013 were in line with our expectations. We funded 10 senior commercial loans totaling $150 million in the second quarter, as compared to the first quarter of 2013 when we funded 11 loans totaling $153 million and originated another four loans totaling $146 million that were table-funded by third-parties. We sold six senior loans totaling $74 million in the second quarter of 2013, as compared to six senior loans totaling $88 million in the first quarter of 2013. Our commercial mortgage banking activities generated income of $6 million for both the second and first quarters of 2013. At June 30, 2013, we had $150 million of senior commercial loans held for sale, all of which were sold in July. For the first six months ended June 30, 2013, we originated $449 million of senior commercial loans, including those that were table-funded by third parties. We believe we are still on track to meet our goal of originating $1 billion of senior commercial loans in 2013.

Commercial mezzanine loan originations in the second quarter totaled six loans for $19 million, as compared to nine loans for $36 million in the first quarter. This brought our portfolio of non-securitized mezzanine loans to 19 for $75 million at June 30, 2013. Our securitized mezzanine portfolio totaled $270 million at June 30, 2013, down from $271 million at March 31, 2013, as a result of general loan loss provisioning. Redwood’s investment in this securitized portfolio totaled $116 million at the end of the second quarter.

Cash, Debt, and Capital

At June 30, 2013, our cash amounted to $208 million and our current investment capacity (defined as the approximate amount of capital we have readily available for long-term investments) was estimated to be approximately $130 million. We ended the second quarter with short-term warehouse debt of $1.1 billion, which was used to finance residential loans and had additional uncommitted borrowing capacity of $267 million under existing warehouse lines of credit to finance additional residential loans. Subsequent to the end of the second quarter, and through August 1, 2013, we sold $166 million of senior securities previously funded with short-term debt and equity. These sales freed up approximately $49 million of equity capital and resulted in realized gains of $8 million that will be recognized in the third quarter of 2013. At August 1, 2013, our cash balance was $267 million, our short-term debt financing residential loans was $838 million, and we had additional uncommitted borrowing capacity of $612 million under existing warehouse lines of credit to finance additional residential loans.

We had $324 million of capital invested in commercial loan assets at June 30, 2013, which included $150 million of senior loans held for sale that were subsequently sold in July. As we have noted previously, we are targeting to allocate up to $300 million of equity capital to fund commercial investments, although our allocation could exceed that amount from time to time in anticipation of asset sales or other transactions.

We currently believe that our available capital and liquidity is sufficient to fund our business and investment objectives for the remainder of 2013. To the extent we need additional incremental capital to fund our operations and investment activities, our approach to raising capital will continue to be based on what we believe to be in the best long-term interests of shareholders. Any future capital raising transaction could include the issuance of debt or equity securities under the shelf registration statement we currently have on file with the SEC or the issuance of similar or other types of securities in public or private offerings.

14	THE REDWOOD REVIEW | 2ND QUARTER 2013

FINANCIAL INSIGHTS

Balance Sheet

The following table shows the components of our balance sheet at June 30, 2013.

Consolidating Balance Sheet (1)
June 30, 2013 ($ in millions)
	At Redwood (2)	Consolidated Sequoia Entities (3)	Redwood Consolidated

Residential loans	$1,221	$1,998	$3,219
Commercial loans	495	-	495
Real estate securities - Third party	872	-	872
Real estate securities - Sequoia (4)	442	-	442
Mortgage servicing rights	43	-	43
Cash and cash equivalents	208	-	208
Total earning assets	3,281	1,998	5,279

Other assets	147	10	156
Total assets	$3,428	$2,008	$5,435

Short-term debt
Mortgage loan warehouse debt	$1,083	$-	$1,083
Security repurchase facilities	363	-	363
Other liabilities	121	2	122
Asset-backed securities issued	294	1,921	2,214
Long-term debt	444	-	444
Total liabilities	2,304	1,922	4,226

Stockholders’ equity	1,124	86	1,209
Total liabilities and equity	$3,428	$2,008	$5,435

(1) We are required under GAAP to consolidate the assets and liabilities of certain securitization entities we have sponsored for financial reporting purposes. However, the securitized assets of these entities are not legally ours and we own only the securities and interests that we acquired from these securitization entities. Similarly, the liabilities of these entities are obligations payable only from the cash flow generated by their securitized assets and are not obligations of Redwood.

(2) Included in the “At Redwood” column are the assets and liabilities of the Residential Resecuritization and Commercial Securitization transactions we completed in 2011 and 2012, respectively. These transactions are treated as secured borrowings under GAAP. At June 30, 2013, the Residential Resecuritization accounted for $296 million of assets ($295 million of available-for-sale securities at fair value and $1 million of other assets) and $134 million of asset-backed securities issued (at historical cost). Our $162 million investment in this resecuritization, as estimated for GAAP, equals the difference between these assets and liabilities. At June 30, 2013, the Commercial Securitization accounted for $276 million of assets ($270 million of commercial real estate loans at historical cost and $6 million of other assets) and $160 million of asset-backed securities issued (at historical cost). Our $116 million investment in this securitization, as estimated for GAAP, equals the difference between these assets and liabilities.

(3) Consolidated Sequoia Entities includes certain Sequoia securitizations completed prior to 2012 that we are required to consolidate under GAAP. Our estimated GAAP investment in these entities was $86 million at June 30, 2013, representing the difference in the aggregate assets and liabilities at these entities.

(4) Sequoia securitizations completed between January 2012 and June 2013 are treated as sales for GAAP, and the $442 million of securities we have retained from these transactions are reflected in the “At Redwood” column above as part of “Real Estate Securities — Sequoia.”

THE REDWOOD REVIEW | 2ND QUARTER 2013	15

FINANCIAL INSIGHTS

Balance Sheet (continued)

Real Estate Loans

At June 30, 2013, we had $1.2 billion of unsecuritized residential real estate loans, as compared to $832 million at March 31, 2013. The table below details residential loan activity at Redwood during the second and first quarters of 2013.

Residential Loans at Redwood
($ in millions)
	Three Months Ended
	6/30/2013	3/31/2013
Beginning fair value	$832	$563

Acquisitions	2,567	2,587
Sales	(2,135)	(2,349)
Principal payments	(2)	(3)
Change in fair value, net	(41)	35

Ending fair value	$1,221	$832

At June 30, 2013, we owned $1.2 billion of prime residential loans, of which $1.1 billion were 30-year fixed rate loans, $63 million were 15-year and 20-year fixed rate loans, and $58 million were hybrid loans. Our pipeline of loans identified for purchase was $769 million at August 1, 2013.

See the Residential Mortgage Banking Activities section on page 28 for more information.

At June 30, 2013, we had $495 million of commercial loans, including $270 million of securitized mezzanine loans, $75 million of unsecuritized mezzanine loans, and $150 million of unsecuritized senior commercial loans, as compared to $401 million of commercial loans at March 31, 2013. The change reflects the origination of 16 loans totaling $168 million, the sale of six loans for $74 million, and $1 million of loan loss provisions. See the Commercial Mortgage Banking Activities section on page 29 for more information.

16	THE REDWOOD REVIEW | 2ND QUARTER 2013

FINANCIAL INSIGHTS

Balance Sheet (continued)

Residential Real Estate Securities

The following table presents the fair value of real estate securities at Redwood at June 30, 2013. We categorize our Sequoia and third-party securities by portfolio vintage (the year(s) the securities were issued), priority of cash flow (senior, re-REMIC, and subordinate), and by the underwriting characteristics

Real Estate Securities at Redwood (1) June 30, 2013 ($ in millions)

	Sequoia Securities	Third-party securities		Total	% of Total
	2012-2013	<=2004-2005	2006-2008	Securities	Securities

Seniors
Prime	$124	$194	$216	$534	41%
Non-prime (2)	-	237	5	242	18%
Total Seniors	$124	$431	$221	$776	59%

Total Re-REMIC	$-	$63	$91	$154	12%

Subordinates
Prime	$319	$62	$1	$382	29%
Non-prime (2)	-	2	-	2	0%
Total Subordinates	$319	$64	$1	$384	29%
Total real estate securities	$442	$558	$314	$1,314	100%

(1) Included in the real estate securities table above are $295 million of senior securities that are included in a resecuritization that we completed in July 2011. Under GAAP accounting, we account for the resecuritization as a financing even though these securities are owned by the resecuritization entity and are legally not ours. We own only the securities and interests that we acquired from the resecuritization entity, which amounted to $148 million at June 30, 2013. As a result, to adjust at June 30, 2013 for the legal and economic interests that resulted from the resecuritization, Total Residential Senior Securities would be decreased by $295 million to $481 million, Total Re-REMIC Residential Securities would be increased by $148 million to $302 million, and Total Residential Securities would be reduced by $147 million to $1,167 million.

(2) Non-prime residential securities consist of $242 million of Alt-A senior and subordinate securities and $2 million of subprime subordinate securities.

THE REDWOOD REVIEW | 2ND QUARTER 2013	17

FINANCIAL INSIGHTS

Balance Sheet (continued)

Residential Real Estate Securities (continued)

The table below details the change in fair value of real estate securities at Redwood during the second and first quarters of 2013.

Real Estate Securities at Redwood
($ in millions)
	Three Months Ended
	6/30/2013	3/31/2013
Beginning fair value	$1,231	$1,108
Acquisitions
Sequoia securities	133	166
Third-party securities	-	-
Sales
Sequoia securities	(9)	(8)
Third-party securities	-	(14)
Gain on sale	1	12
Effect of principal payments	(37)	(36)
Change in fair value, net	(4)	2

Ending fair value	$1,314	$1,231

Mortgage Servicing Rights

At June 30, 2013, we owned mortgage servicing rights (MSRs) associated with $4.1 billion of residential loans acquired through our residential loan platform. We earn fees from these MSRs, but outsource the actual servicing of these loans to a nationally recognized third party servicer. The table below details the change in fair value of MSRs at Redwood during the second and first quarters of 2013.

MSRs at Redwood
($ in millions)
	Three Months Ended
	6/30/2013	3/31/2013
Beginning MSR Value	$18	$5
Additions	16	12
Market valuation adjustments	9	1

Ending MSR Value	$43	$18

Redwood’s investment in MSRs increased to $43 million in the second quarter of 2013 as we added $16 million of MSRs associated with $1.8 billion of residential loans, which increased the portfolio of loans underlying Redwood’s investment in MSRs to $4.1 billion. The GAAP carrying value of these MSRs is equal to 1.04% of the principal balance of the associated residential loans.

18	THE REDWOOD REVIEW | 2ND QUARTER 2013

FINANCIAL INSIGHTS

Balance Sheet (continued)

Derivatives

The following table presents the fair value and notional value of derivative financial instruments at Redwood at June 30, 2013 and March 31, 2013.

Derivatives at Redwood
($ in millions)
	6/30/2013		3/31/2013
	Fair Value	Notional	Fair Value	Notional
Risk management derivatives, net
Residential	$41	$2,398	$-	$1,540
Commercial	-	-	-	59
Cash flow hedges on TruPS	(28)	140	(41)	140

Total derivative financial instruments, net	$14	$2,537	$(41)	$1,739

Rising benchmark interest rates resulted in significant increases in the fair value of our risk management derivatives during the second quarter of 2013. These derivatives were primarily used to hedge our $1.2 billion of residential loans owned at June 30, 2013, and the portion of our $1.4 billion of loans identified for purchase at June 30, 2013, that we expected to purchase in the third quarter. Net increases in fair value of $50 million associated with risk management derivatives were reflected in the income statement in Mortgage Banking Activities, net, during the three months ended June 30, 2013.

Rising benchmark interest rates also resulted in a $14 million reduction to our derivative liability related to our cash flow hedges on our long-term debt. Changes in the fair value of our cash flow hedges are recorded in shareholders’ equity through accumulated other comprehensive income. Therefore, the decrease in the cash flow hedge liability during the second quarter of 2013 resulted in a corresponding increase to shareholders’ equity.

Investments in Consolidated Sequoia Entities

Our investments in Consolidated Sequoia Entities, as estimated for GAAP, totaled $86 million at June 30, 2013. This amount reflects the book value of our retained investments in consolidated Sequoia entities and is based on the difference between the consolidated assets and liabilities of the entities in the aggregate according to their GAAP carrying amounts.

THE REDWOOD REVIEW | 2ND QUARTER 2013	19

FINANCIAL INSIGHTS

Balance Sheet (continued)

Short-Term Debt

At June 30, 2013, we had short-term mortgage warehouse debt outstanding of $1.1 billion, which was used to finance most of our $1.2 billion inventory of residential mortgage loans held for sale. At June 30, 2013, we had four uncommitted residential mortgage warehouse facilities with an aggregate borrowing capacity of $1.4 billion. We also had a $100 million short-term commercial warehouse facility with no outstanding balance.

At June 30, 2013, we had short-term debt incurred through securities repurchase facilities of $363 million, which was secured by $455 million of our residential securities, resulting in a debt-to-equity leverage ratio for these residential securities of 3.9x (excluding the additional risk capital we hold related to these short-term borrowings).

The table below details the activity of short-term debt at Redwood during the second and first quarters of 2013.

Short-Term Debt at Redwood by Collateral Type
($ in millions)
	Residential Loans		Residential Securities
	Q2 2013	Q1 2013	Q2 2013	Q1 2013
Beginning fair value	$351	$180	$370	$372
Borrowings	2,344	1,614	9	22
Repayments	(1,612)	(1,443)	(16)	(24)

Ending fair value	$1,083	$351	$363	$370

Long-Term Debt and ABS Issued

At June 30, 2013, we had $17 million of borrowings outstanding under a $150 million commercial warehouse facility for mezzanine loans, which is classified as long-term debt on our consolidated balance sheet.

At June 30, 2013, we had $288 million of convertible senior notes outstanding at a stated interest rate of 4.625% (excluding deferred issuance costs) that are convertible into 41.1320 shares of common stock per $1,000 principal amount (subject to certain adjustments) on or before their maturity in April 2018.

At June 30, 2013, we had $140 million of other long-term debt outstanding due in 2037 with a stated interest rate of three-month LIBOR plus 225 basis points. In 2010, we effectively fixed the interest rate on this long-term debt at approximately 6.75% (excluding deferred issuance costs) through interest rate swaps.

At June 30, 2013, we had $134 million outstanding of non-recourse, asset-backed debt issued at a stated interest rate of one-month LIBOR plus 200 basis points related to our Residential Resecuritization. We also had $160 million outstanding of non-recourse, asset-backed debt issued at a stated interest rate of 5.62% (excluding deferred issuance costs) related to our Commercial Securitization.

20	THE REDWOOD REVIEW | 2ND QUARTER 2013

FINANCIAL INSIGHTS

Balance Sheet (continued)

Capital and Cash

At June 30, 2013, our total capital was $1.6 billion, including $1.2 billion of shareholders’ equity, and $428 million of long-term debt. We use our capital to invest in earning assets, meet lender capital requirements, and fund our operations and working capital needs. Our cash balance was $208 million at June 30, 2013.

THE REDWOOD REVIEW | 2ND QUARTER 2013	21

FINANCIAL INSIGHTS

GAAP Income

Our consolidated GAAP net income for the second quarter of 2013 was $66 million, or $0.71 per share, as compared to $61 million, or $0.69 per share, for the first quarter of 2013. The $5 million increase primarily resulted from higher net interest income and mortgage banking income and lower provisions for income taxes. These increases were partially offset by a decrease in realized gains as well as negative other market valuation adjustments on certain of our investment securities.

The following tables show the estimated effect that our consolidated Sequoia entities had on GAAP income for the second and first quarters of 2013.

Consolidating Income Statement
Three Months Ended June 30, 2013
($ in millions)
	At Redwood	Consolidated Sequoia Entities	Redwood Consolidated
Interest income	$40	$11	$51
Net discount (premium) amortization	9	(2)	7
Total interest income	49	9	58

Interest expense	(15)	(7)	(21)
Net interest income	34	2	36

(Provision for) reversal of provision for loan losses	(1)	4	3
Other market valuation adjustments, net	(6)	(1)	(6)
Net interest income after provision and other market valuation adjustments	28	6	33

Mortgage banking activities, net	59	-	59
Operating expenses	(24)	-	(24)
Realized gains, net	1	-	1
Provision for income taxes	(3)	-	(3)

Net income	$60	$6	$66

Net income per share			$0.71

Consolidating Income Statement
Three Months Ended March 31, 2013
($ in millions)
	At Redwood	Consolidated Sequoia Entities	Redwood Consolidated
Interest income	$34	$12	$45
Net discount (premium) amortization	9	(2)	8
Total interest income	43	10	54

Interest expense	(11)	(7)	(18)
Net interest income	32	3	35

Provision for loan losses	(1)	(1)	(2)
Other market valuation adjustments, net	(1)	-	2
Net interest income after provision and other market valuation adjustments	31	2	33

Mortgage banking activities, net	46	-	46
Operating expenses	(20)	-	(20)
Realized gains, net	12	-	12
Provision for income taxes	(11)	-	(11)

Net income	$59	$2	$61

Net income per share			$0.69

22	THE REDWOOD REVIEW | 2ND QUARTER 2013

FINANCIAL INSIGHTS

Net Interest Income at Redwood

Total interest income from our securities portfolio and our residential and commercial loans totaled $49 million in the second quarter of 2013, an increase of $6 million from the $43 million recognized in the first quarter of 2013. Interest income from our securities portfolio was $29 million for the second quarter of 2013, an increase of $3 million from the first quarter of 2013, as the average balance of our securities portfolio increased 12% to $1.1 billion as a result of the net acquisition of $124 million of Sequoia securities during the quarter.

Interest income from residential loans held-for-sale was $10 million during the second quarter of 2013, an increase of $2 million from the first quarter of 2013, as the average balance of residential loans held-for-sale on our balance sheet increased 23% to $1.1 billion, reflecting the increased pace of our loan purchase activity and the timing of the SEMT 2013-9 securitization close. These loans are financed using a combination of short-term debt and equity capital prior to either being securitized through our Sequoia program or sold as whole loans. The amount of interest earned is dependent upon prevailing mortgage rates and the amount of time they are held on our balance sheet ahead of an anticipated sale.

Commercial loans generated $10 million of interest income in the second quarter of 2013, consistent with the first quarter of 2013. In the first quarter of 2013, a one-time prepayment fee received on a loan that prepaid resulted in $2 million of interest income. In the second quarter of 2013, the increase in average balances resulted in increased interest income of $2 million. New mezzanine loan investments totaled $19 million in the second quarter of 2013, increasing the portfolio to $345 million at June 30, 2013. We also originated senior commercial loans totaling $150 million during the second quarter of 2013 and sold $76 million of senior commercial loans originated in the first quarter of 2013.

Interest expense was $15 million in the second quarter of 2013, an increase of $4 million in the first quarter of 2013, primarily as a result of an increase in the amount of short-term debt used to finance residential loan acquisitions and the recognition of a full quarter of interest expense on $288 million of convertible notes issued during the first quarter of 2013.

Other Market Valuation Adjustments at Redwood

Other market valuation adjustments, net, were negative $6 million in the second quarter of 2013, a decrease of $5 million from the negative $1 million in the first quarter of 2013. The valuation decreases were primarily the result of lower market valuations on third-party trading securities as a result of rising benchmark interest rates during the second quarter of 2013. The $6 million decline resulted from a $4 million aggregate decline in specific, interest-rate sensitive securities that we mark-to-market through our income statement each quarter and $2 million related to residential securities that we intended to sell as of June 30, 2013.

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FINANCIAL INSIGHTS

Mortgage Banking Activities

The following table presents the components of mortgage banking activities for the second and first quarters of 2013. Beginning in the second quarter of 2013, we are presenting market valuation changes for our retained Sequoia IO securities in mortgage banking activities and have conformed the presentation of prior periods for consistency of comparison. We believe this change helps better align the presentation of our reported results with the economics underlying our residential mortgage banking activities, as we utilize our retained Sequoia IO securities as an economic hedge to manage certain interest rate risks associated with our residential mortgage loan pipeline. In general, the change in fair value of our IO securities is inversely related to the change in fair value of mortgage loans we hold in respect to movement in interest rates.

Mortgage Banking Activities
($ in millions)
	Three Months Ended
	6/30/2013	3/31/2013

Net market valuation adjustments on:
Residential loans	$(41)	$35
MSRs	9	-
Sequoia IO securities	36	2
Risk management derivatives	50	1
Net gains on commercial mortgage loan sales	4	7
Income from MSRs, net	2	1
Total mortgage banking activities, net	$59	$46

Our reported second quarter income from mortgage banking activities, net, of $59 million does not reflect net negative market valuation adjustments we expect to recognize under GAAP in the third quarter of 2013 related to loans we had identified for purchase at June 30, 2013. As of August 1, 2013, we estimate that the net market valuation adjustment associated with loans we owned and had identified but not yet purchased at June 30, 2013 was approximately negative $21 million, or $0.22 per share. For GAAP purposes, the exact amount of this net market valuation adjustment as of the end of the third quarter of 2013 will generally be impacted by: the amount of loans we ultimately purchase that were identified at June 30, 2013; the market value of these purchased loans at the time they are subsequently sold or securitized; and the market value of loans we already owned at June 30, 2013, at the time they are subsequently sold or securitized. Setting aside the timing of the GAAP recognition of negative valuation adjustments on these loans and of offsetting gains on associated hedges, we currently expect to earn a small economic profit on these loans as they are sold or securitized. The amount of overall net market valuation adjustments on residential loans we report for the third quarter of 2013 will be impacted not only by market valuation adjustments relating to these loans, but will also be impacted by the purchase and valuation of additional loans identified for purchase after June 30, 2013.

Income from mortgage banking activities in the second quarter of 2013 also included $4 million in gains from the sale of $74 million of senior commercial loans and origination of table-funded loans, as compared to $7 million of gains on $88 million of sales in the first quarter of 2013. We also recognized market valuation adjustments of positive $3 million on risk management derivatives, and less than negative $1 million on senior commercial loans in the second quarter of 2013, as compared to negative $1 million on risk management derivatives in the first quarter of 2013.

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FINANCIAL INSIGHTS

Operating Expenses

Operating expenses increased to $24 million in the second quarter of 2013, from $20 million in the first quarter of 2013, primarily due to severance expenses incurred in the second quarter, as well as higher expenses attributable to our expanding operations.

Realized Gains, Net

In the first quarter of 2013, we recognized $12 million of gains from the sale of our remaining commercial mortgage-backed securities, which is included in realized gains, net.

Provision for Income Taxes

During the second quarter of 2013, we recognized a $3 million provision for income taxes which primarily related to mortgage banking activities at our taxable REIT subsidiaries. The tax provision largely represents a future tax obligation rather than a corporate level current tax liability to be paid in 2013. See the Taxable Income and Dividends section on page 26 for further information.

Consolidated Sequoia Entities

We recognized net income of $6 million for the second quarter of 2013 related to our investments in consolidated Sequoia entities, as compared to net income of $2 million for the first quarter of 2013. This increase is primarily attributable to a $4 million recovery of previous provisions for loan losses.

The allowance for loan losses at consolidated Sequoia entities was $23 million at June 30, 2013, a $6 million decrease from March 31, 2013. Lower average balances of loans held at consolidated Sequoia securitization entities combined with continued declines in delinquencies and a decrease in observed loss severities resulted in a lower allowance for loan losses at June 30, 2013. The lower allowance, combined with charge-offs of $2 million, resulted in a recovery of $4 million of provision expense during the second quarter of 2013. The charge-offs relate to existing delinquent loans that have transitioned to short-sale or have been foreclosed upon.

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FINANCIAL INSIGHTS

Taxable Income and Dividends

Summary

As a REIT, Redwood is required to distribute to shareholders at least 90% of its REIT taxable income. REIT taxable income is defined as taxable income earned at Redwood and its qualified REIT subsidiaries. To the extent Redwood retains taxable income at the REIT, it is taxed at corporate tax rates. Redwood also earns taxable income at its taxable REIT subsidiaries (TRS), which it is not required to distribute.

Dividend Policy Overview

Our Board of Directors has maintained a policy of paying regular quarterly dividends, despite the fact that we have not been required to distribute dividends in recent years under the provisions of the Internal Revenue Code applicable to REITs. Most recently, our Board announced its intention to distribute a regular quarterly dividend of $0.28 per share for 2013, an increase from the $0.25 per share regular quarterly dividend we distributed during 2012. On May 16, 2013, the Board of Directors declared a regular dividend of $0.28 per share for the second quarter, which was paid on June 28, 2013, to shareholders of record on June 14, 2013. On August 6, 2013, the Board of Directors declared a regular dividend of $0.28 per share for the third quarter, which will be paid on September 30, 2013, to shareholders of record on September 13, 2013.

Dividend Distribution Requirement

Our estimated REIT taxable income was $20 million, or $0.25 per share, for the second quarter and $16 million, or $0.20 per share, for the first quarter of 2013. Under normal circumstances, our minimum REIT dividend requirement would be 90% of our annual REIT taxable income. However, we currently maintain a $70 million REIT net operating loss carryforward (NOL) that affords us the option of retaining REIT taxable income up to the NOL amount, tax free, rather than distributing it as dividends. Federal income tax ordering rules require the dividends paid deduction to be applied to reduce taxable income before the applicability of NOLs is considered. Therefore, the NOL will not be reduced until REIT taxable income exceeds our dividend distributions. We do not expect this to occur in 2013, and, consequently, we do not expect any requirement to distribute dividends in excess of our regular quarterly dividend.

Income Tax Characterization of Dividend for Shareholders

Irrespective of our minimum distribution requirement, federal income tax rules require that the actual dividends we distribute in 2013 be taxed at the shareholder level based on our full year 2013 taxable income plus net capital gains before application of any loss carryforwards. As such, we expect most of the dividends we distribute in 2013 to be taxable as ordinary income to shareholders. Factors that can significantly affect the taxation of our 2013 dividends to shareholders include: (i) the timing of realized credit losses on legacy investments; and, (ii) capital gains on sales of securities.

(i) Our estimated REIT taxable income for the six months ended June 30, 2013 included $7 million of realized credit losses on legacy investments that were taken in previous periods for GAAP reporting purposes. We anticipate an additional $107 million of tax credit losses to be realized over an estimated three- to five-year period based on the securities we currently

26	THE REDWOOD REVIEW | 2ND QUARTER 2013

FINANCIAL INSIGHTS

own. This is a decrease from $111 million at December 31, 2012, $138 million at December 31, 2011, and $208 million at December 31, 2010. Even though the impact of realized losses on our current period taxable income is declining, our GAAP earnings – which have provisioned for these losses in prior periods – will likely continue to exceed our REIT taxable income and will be more reflective of our current operating performance.

(ii) For the six months ended June 30, 2013, we realized net capital gains of $2 million at the REIT for tax purposes. Net capital gains generated by the REIT for the entire year could increase the portion of our 2013 dividends that are characterized as ordinary income to our shareholders. However, if the REIT were to realize net capital losses for 2013, those losses would have no effect on the taxability of our 2013 dividends.

GAAP Provision for Income Tax at Taxable REIT Subsidiaries

To the extent we expect to pay tax at the corporate level (generally as a result of activity at our taxable REIT subsidiaries) we are required to record a tax provision for GAAP reporting purposes. We recorded a $3 million tax provision for the second quarter of 2013 as compared to an $11 million tax provision for the first quarter of 2013. The reduction quarter over quarter was primarily driven by a reduction in our estimated annual effective tax rate (ETR). The provision is derived by multiplying our ETR by our pre-tax GAAP net income (not by our taxable income that we track separately). Our total tax provision of $14 million through the first six months of 2013 is not intended to reflect the actual amount of tax we expect to pay for 2013. This is a result of favorable timing differences primarily related to income from our mortgage banking activities, and to a lesser extent, NOL carryovers we maintain at our TRS. A reconciliation of GAAP and taxable income is set forth in Table 2 of the Financial Tables of this Redwood Review.

We do not expect to generate excess inclusion income in 2013, but in the event we do, it is our intention that it will be retained at the TRS and will not be passed through to our shareholders.

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RESIDENTIAL MORTGAGE BANKING ACTIVITIES

Summary

We purchase newly originated residential loans that meet our collateral criteria from third-party originators (which we refer to as “sellers”) on a flow or bulk basis. Loans acquired through this process (our “conduit”) are expected to be securitized through Sequoia securitization entities, which acquire residential mortgage loans from our conduit and issue RMBS backed by these loans, or sold as whole loans. Most of the senior or AAA rated RMBS issued by Sequoia entities are sold to third-party investors. Redwood generally acquires the AA, A, and BBB rated RMBS, and acquires the non-investment grade securities rated BB or lower, the non-rated securities, and has also acquired interest-only securities from the Sequoia entities. We also earn fees from MSRs retained from residential loans that we have acquired and subsequently transferred to third parties. MSRs are initially recognized and carried at their estimated fair values, and changes in the fair value of MSRs are reported in mortgage banking activities, net.

▶

During the second quarter of 2013, we identified $2.5 billion of loans for purchase and we acquired $2.6 billion of loans, as compared to the first quarter of 2013, when we identified $3.1 billion of loans for purchase and we acquired $2.6 billion of loans.

▶

During the second quarter of 2013, we completed four prime jumbo securitizations totaling $1.8 billion and six whole loan sales transactions totaling $286 million, as compared to the first quarter of 2013 when we completed four prime jumbo securitizations totaling $2.2 billion and one whole loan sales transaction totaling $25 million.

▶

In the second quarter of 2013, total private-label RMBS issuance increased to $4.3 billion as compared to $3.9 billion in the first quarter of 2013. For the first half of 2013, total private-label RMBS issuance was $8.3 billion, as compared to $2.2 billion for the first half of 2012, and $3.5 billion for all of 2012. Redwood has sponsored $6 billion, or 30%, of the $20 billion of total private-label RMBS issuance since the start of 2012.

▶

During the second quarter of 2013, we acquired a net $124 million of investments from Sequoia securitizations we sponsored, as compared to $166 million of investments we acquired from Sequoia securitizations in the first quarter of 2013. At June 30, 2013, retained investments acquired from Sequoia securitizations totaled $442 million.

▶

In the second quarter of 2013, Redwood’s investment in MSRs increased to $43 million, as we added $16 million of MSRs associated with $1.8 billion of residential loans, which increased the portfolio of loans underlying Redwood’s investment in MSRs to $4.1 billion. The GAAP carrying value of these MSRs is equal to 1.04% of the principal balance of the associated residential loans.

▶

At June 30, 2013, the fair value of our residential loans held for sale was $1.2 billion, up from $832 million at March 31, 2013. At June 30, 2013, our pipeline of residential loans identified for purchase was $1.4 billion.

▶	Active sellers increased to 104 at June 30, 2013, from 80 at March 31, 2013.

28	THE REDWOOD REVIEW | 2ND QUARTER 2013

COMMERCIAL MORTGAGE BANKING ACTIVITIES

Summary

Our commercial platform provides debt solutions for borrowers on stabilized commercial properties nationwide. Redwood originates senior mortgages, mezzanine loans, and preferred equity investments. We originate and structure commercial mortgages, distribute senior loans via securitization and/or sales, and transfer subordinate debt investments to Redwood to be retained in its portfolio. We also collaborate with major lending institutions (including commercial banks, life insurance companies, CMBS issuers, and the GSEs) to originate subordinate debt investments for Redwood’s portfolio.

▶	Income from commercial mortgage banking activities was $6 million in both the second and first quarters of 2013.

▶

During the second quarter of 2013, we originated and funded ten senior commercial loans for $150 million, and sold six senior loans totaling $74 million. This compares to the first quarter of 2013 when we originated and funded 11 senior loans of $153 million, originated four table-funded senior loans totaling $146 million, and sold senior loans totaling $88 million.

▶	For the first half of 2013, we originated a total of $449 million of senior commercial loans, approximately 45% of our full year 2013 goal of $1 billion.

▶	At June 30, 2013, there were ten senior commercial loans held-for-sale with a carrying value of $150 million.

▶

During the second quarter of 2013, we originated six commercial mezzanine loans for $19 million, as compared to nine mezzanine loans for $36 million in the first quarter of 2013. At June 30, 2013, our unsecuritized and securitized portfolio of commercial mezzanine loans held-for-investment were $75 million and $270 million, respectively.

▶

At June 30, 2013, our commercial mezzanine loans held-for-investment had an outstanding principal balance of $354 million, an allowance for loan losses of $6 million, and a carrying value of $345 million.

▶

On average, our commercial held-for-investment loans have a maturity of more than six years, an unlevered yield in excess of 10% per annum before credit costs, a loan-to-value ratio of 73% at origination, and a debt service coverage ratio at origination of 1.30x based on our underwritten cash flows.

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COMMERCIAL MORTGAGE BANKING ACTIVITIES

Commercial Mortgage Banking Activities (continued)

The following table and charts provide information on the commercial mezzanine loan portfolio as of June 30, 2013.

Commercial Mezzanine Loans at Redwood
June 30, 2013
Property Type	Number of Loans	Weighted Average DSCR(1)	Weighted Average LTV(2)	Average Loan Size ($ millions)
Multifamily	21	1.25x	79%	$5
Office	8	1.35x	72%	10
Hospitality	9	1.38x	62%	9
Retail	5	1.16x	76%	10
Self Storage	4	1.34x	77%	6
Industrial	1	1.67x	65%	2
Total(3)	48	1.30x	73%	$7

(1)

The debt service coverage ratio (DSCR) is defined as the property’s annual net operating income divided by the annual principal and interest payments. A DSCR of less than 1.00x would mean there was insufficient property cash flow available to the borrower to make principal and interest payments, while a DSCR of more than 1.00x would mean there was positive cash flow after payment of principal and interest. The weighted average DSCRs in this table are based on the ratios at the time the loans were originated and are not based on subsequent time periods during which there may have been increases or decreases in each property’s operating income.

(2)

The loan-to-value calculation is defined as the sum of the senior and all subordinate loan amounts divided by the value of the property. The weighted average LTV ratios in this table are based on the ratios at the time the loans were originated and are not based on subsequent time periods during which there may have been increases or decreases in each property’s value.

(3)	Three of these loans are recourse to the borrowers (two self storage, one office).

30	THE REDWOOD REVIEW | 2ND QUARTER 2013

INVESTMENTS IN REAL ESTATE SECURITIES

Summary

Redwood invests in securities that are backed by pools of residential loans. These investments in residential real estate securities consist of senior prime and non-prime securities as well as re-REMIC and subordinated securities (see definitions in the Glossary). Currently, the majority of the securities we own were purchased in the secondary securities market and were issued by third parties. However, a growing percentage of the securities we own were created by our Sequoia securitization platform.

This discussion includes all securities presented in our consolidated balance sheet, as well as our security investments in Sequoia securitizations issued prior to 2012 that we are currently required to consolidate for financial reporting purposes under GAAP.

Information on the residential securities we own and underlying loan characteristics is set forth in Tables 5 through 8B in the Appendix. Information about the underlying loan characteristics of the consolidated securitizations and loans held for sale is set forth in Table 9 in the Appendix.

▶

Interest income generated by residential securities was $29 million in the second quarter of 2013, resulting in an annualized unlevered yield of 11% on the $1.1 billion of average amortized cost of these securities.

▶

At June 30, 2013, the fair value of the residential securities we own totaled $1.3 billion, consisting of $534 million in prime senior securities, $242 million in non-prime senior securities, $154 million in re-REMIC securities, and $384 million in subordinate securities. The amortized cost of our available-for-sale securities, which accounts for all but $142 million of securities held as trading securities, was 71% of face value and the fair value was 81% of face value at June 30, 2013.

▶

We financed our holdings of residential securities with a combination of short-term debt secured by securities, through the Residential Resecuritization, and with long-term debt and equity capital. During the second quarter of 2013, average short-term debt secured by securities was $370 million and the average asset-backed issued securities in the Residential Resecuritization was $139 million.

▶

At June 30, 2013, the residential securities held at Redwood (as a percentage of current market value) consisted of fixed-rate assets (50%), adjustable-rate assets (24%), hybrid assets that reset within the next year (15%), hybrid assets that reset between 12 and 36 months (8%), and hybrid assets that reset after 36 months (3%).

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INVESTMENTS IN RESIDENTIAL REAL ESTATE SECURITIES

The following table presents information on residential securities at June 30, 2013. For GAAP, we account for the large majority of these securities as available-for-sale (AFS) and others as trading securities, and in both cases the securities are reported at their fair value at the report date.

Residential Securities at Redwood
June 30, 2013
($ in millions)
	Senior
	Prime	Non-prime	Re-REMIC	Subordinate	Total
Available-for-sale securities
Current face	$436$	259	$215	$543	$1,453
Credit reserve	(32)	(18)	(44)	(96)	(190)
Net unamortized discount	(43)	(38)	(70)	(85)	(236)
Amortized cost	361	203	101	362	1,027

Unrealized gains	50	23	53	33	159
Unrealized losses	(1)	(1)	-	(12)	(14)

Trading securities	124	17	-	1	142
Fair value of residential securities	$534	$242	$154	$384	$1,314

Investments in Consolidated Sequoia Entities

▶

We recognized net income of $6 million in the second quarter of 2013 from our investments in consolidated Sequoia entities, as compared to net income of $2 million in the first quarter of 2013. This increase is primarily attributable to $4 million of recovery of previous provision for loan losses.

▶

Serious delinquencies on loans held at consolidated Sequoia entities (90+ days delinquent) were $65 million (or 3.27% of outstanding loans) at June 30, 2013, as compared to $68 million (or 3.19% of outstanding loan balances) at March 31, 2013. Net charge-offs increased to $2 million in the second quarter from less than $1 million in the first quarter of 2013, and were related to existing delinquent loans that have transitioned to short sale or been foreclosed upon at June 30, 2013.

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PRIMER ON TRIPLE - A RMBS SPREADS

In normally functioning markets, the following are concepts worth remembering about non-Agency triple-A rated RMBS:

What does it mean to say yield premiums and spreads are “tightening” or “widening”?

Triple-A rated RMBS are priced based on a yield spread, or premium, relative to certain benchmark interest rates. These benchmark rates include the “risk-free” rate (e.g., the yield on a Treasury note), Agency MBS rates, and rates for interest rate swaps. Smaller (or “tighter”) spreads and lower premiums generally result in higher profit margins for Redwood when we engage in a Sequoia securitization transaction. Conversely, larger (or “wider”) spreads and higher premiums relative to benchmarks typically result in worse execution for Redwood in Sequoia securitizations, resulting in lower profit margins on those transactions.1

What are the key factors that affect triple-A spreads?

Several factors impact the yield premium investors are willing to pay to acquire Sequoia triple-A rated RMBS. Some of these variables are under our control, while many others are market-related and can be volatile. We have witnessed several spread widening/tightening cycles since 2010, with the recent downturn in the second quarter of 2013 being the most severe. In our opinion, the five most common factors that impact RMBS spreads are:

1.

Market psychology. Are we in a “risk on” period where there is less market fear and investors are willing to accept lower premiums relative to the perceived risk, or are we in a “risk off” period where the opposite is true?

2.

Investor expectations for the duration of the RMBS (“extension risk”). The shorter the timeframe, the lower the yield requirement (calculated as the benchmark rate plus the spread premium), as investors will price against the shorter end of the interest rate curve. Conversely, the longer the expected timeframe, the higher the yield requirement.

3.	The relative value comparison between non-Agency RMBS and other fixed income investments (e.g., Agency MBS, CMBS).

4.	The overall RMBS supply/demand situation, relative to investors’ asset allocations.

5.	Each investor’s opinion of the underlying credit risk associated with an RMBS investment, and the spread premium an investor requires based on this perception.

Can you mitigate some of Redwood’s triple-A spread risk by hedging and/or through adjustments to the prices you pay sellers for residential mortgage loans?

Yes, we can and do mitigate some of the impact by adjusting pricing on a daily basis to reflect our current expectations about the spreads that will apply to future Sequoia securitizations. Our daily loan pricing is a dynamic process that considers both the competitive pricing in the marketplace and our expectation

[1]

This discussion does not take into account the gains or losses associated with the hedging of benchmark interest rates related to the loans that will collateralize the securitization. Hedging is discussed later in this primer.

36	THE REDWOOD REVIEW | 2ND QUARTER 2013

PRIMER ON TRIPLE - A RMBS SPREADS

of the price at which we could sell loans through securitization. We take into account many inputs, including our own estimate of triple-A spreads, rating agency subordination levels, and securitization underwriting and transaction costs.

We attempt to eliminate the interest rate risk we are exposed to between the time we identify residential mortgage loans for purchase and the time they are subsequently purchased, which can range up to 60 days, and then ultimately sold, which can range up to another 30 days, although these ranges could be exceeded in some cases. We use a variety of financial instruments including interest-rate swaps, TBAs, and interest-only securities, to hedge against the risk of a decline in the value of loans related to changes in benchmark interest rates, but there is no perfectly correlated hedge for jumbo mortgage loans. We also note that the more volatile interest rates are, the more difficult it is to successfully hedge mortgage loans against changes interest rates.

THE REDWOOD REVIEW | 2ND QUARTER 2013	37

REDWOOD’ S BUSINESS STRATEGY

Redwood’s Business Strategy

This section of the Redwood Review provides insight into Redwood’s strategic focus and our business model.

Strategic Focus

As the financial world engaged in massive deleveraging at the onset of the financial crisis, we made a strategic decision in late 2009 to invest in and build out our residential and commercial loan platforms. We did this in order to create our own steady sources of attractive investments and fee-generating opportunities.

There is commonality between our residential and commercial business activities. In both cases, we have established ourselves as an intermediary between borrowers and senior investors in the capital markets. This strategy works well with the structure of our balance sheet and the talents and extensive relationships of the professionals who make up our residential and commercial teams.

On the residential side, our focus since mid-2010 has been to acquire prime, jumbo mortgages for sale through private-label securitization, and bulk sales. While the initial market opportunity appeared small, our confidence was driven by three big business assumptions: that the government would eventually reduce its outsized role in the mortgage market; that new bank regulation, Basel III, and legacy portfolio issues would open up an opportunity for independent mortgage companies; and that traditional private triple-A institutional investors would return to the market to provide attractive financing for prime residential loans through their investment in private-label securities (“PLS”). We are now seeing our business assumptions play out, although Federal Reserve monetary policy and market conditions will affect the extent to which these will positively impact our business over the near-term. The Federal Housing Finance Agency (“FHFA”), which regulates and is the conservator of Fannie Mae and Freddie Mac has begun to raise the fees that the Agencies charge to guarantee MBS, which is one factor that should contribute to the private market to become more competitive with the Agency market over the long term. Freddie Mac also recently completed a risk sharing transaction, the first of what is expected to be a recurring quarterly transaction, which will increase the need for private capital. New bank regulations and pending Basel III capital requirements are forcing the major banks to rethink the ways in which they participate in the mortgage origination market. Meanwhile, demand for triple-A securities issued through the Sequoia platform has generally been strong since we restarted our securitization activity in 2010, although demand for individual transactions varies based on market conditions at the time of execution.

On the commercial side, we set our sights on an inevitable wave of commercial loan refinancing demand, brought about by the pre-crisis era of high-leverage lending. An immediate need was identified for mezzanine capital that could bridge the gap between commercial borrowers’ funding needs and what traditional senior lenders would provide in a deleveraged world. We also assumed that we would eventually position our platform to become an originator of senior commercial loans, offering value through greater flexibility and certainty of execution for borrowers. We have made progress in both areas, as we have originated more than $300 million of mezzanine loans since late 2010, and have originated more than $500 million of senior commercial loans since mid-2012.

38	THE REDWOOD REVIEW | 2ND QUARTER 2013

REDWOOD’S BUSINESS STRATEGY

Redwood’s Business Model

Our operating model has evolved substantially since the financial crisis began in 2007. This evolution has, in part, been driven by our desire to build a franchise value-producing business model positioned to capitalize on the expected eventual reform of Fannie Mae and Freddie Mac (the “Agencies”) and to be competitive in the post-crisis era of greater regulatory and capital requirements for all mortgage market participants, particularly for the more heavily regulated banks.

Today, Redwood is an internally-managed operating business focused on residential and commercial mortgage banking and mortgage-related investments. While we are structured as a REIT for tax purposes, we operate more like a mortgage banking company than most other publicly-traded mortgage REITs.

Below is an illustration of our three primary revenue sources: our residential and commercial mortgage banking activities, which are generally carried out through taxable REIT subsidiaries, and our tax-advantaged investment portfolio, which is housed at our REIT, as shown in the chart below.

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REDWOOD’S BUSINESS STRATEGY

Residential Mortgage Banking Activities

We conduct our residential mortgage banking activities through taxable REIT subsidiaries that pay taxes and can generally retain earnings and reinvest the cash flows generated therein. Earnings and cash flow from these activities can also be up-streamed to Redwood Trust, Inc. to be passed through to shareholders, if desired.

Our residential mortgage banking activities primarily consist of operating a jumbo prime mortgage loan conduit, which acquires jumbo residential mortgages from third-party originators and subsequently sells those loans through securitization transactions and bulk sales. In carrying out this aspect of our business, we buy individual closed loans one-by-one (on a “flow” basis) from commercial banks and mortgage companies located throughout the U.S. We periodically augment our flow loan acquisitions with bulk portfolio acquisitions. Although we do not originate or directly service residential loans, we have a complete mortgage banking team with a skill set in underwriting, compliance, quality control, secondary marketing, and warehousing. Our current loan acquisition strategy differs from the pre-credit crisis period when we were more focused on acquiring loans in bulk through a competitive bidding process. (Aside from the lack of any material bulk sale activity of newly originated jumbo mortgage loans, we believe the bulk model has lower barriers to entry.) After accumulating a sufficient aggregate principal amount of loans, we typically securitize them through our Sequoia securitization platform and sell the senior securities to a broker/dealer for redistribution to triple-A investors. The subordinate securities are generally retained and held for investment by Redwood Trust, Inc., our tax-advantaged REIT parent company. Most of the loans acquired have been securitized, but we also sell whole loans to banks and other buyers.

Commercial Mortgage Banking Activities

We conduct our commercial mortgage banking activities through taxable REIT subsidiaries that pay taxes but have the ability to retain earnings and cash flow for reinvestment. In summary, we operate as a commercial mortgage lender by originating loans directly to borrowers and through a correspondent network. We may split originated commercial loans into senior and mezzanine tranches. We typically sell the senior tranches into the capital markets (such as to CMBS conduits, banks, and insurance companies) on a “best execution basis,” and retain the mezzanine tranches for our REIT investment portfolio held at Redwood Trust, Inc.

Investment Portfolio

Our investment portfolio is held within our REIT, and includes investments in RMBS issued in Sequoia securitization transactions that result from our residential mortgage banking activities as well as RMBS issued by third parties, residential loans held pending sale in either whole loan form or through securitizations, and commercial loans from our commercial mortgage banking activities. As a REIT, we must distribute a minimum of 90% of pretax earnings from our investment portfolio to shareholders to avoid corporate income tax liability on those earnings.

40	THE REDWOOD REVIEW | 2ND QUARTER 2013

GLOSSARY

ADJUSTABLE-RATE MORTGAGES (ARM)

Adjustable-rate mortgages (“ARMs”) are loans that have coupons that adjust at least once per year. We make a distinction between ARMs (loans with a rate adjustment at least annually) and hybrids (loans that have a fixed-rate period of 2-10 years and then become adjustable-rate).

AGENCY

Agency refers to government-sponsored enterprises (“GSEs”), including Federal National Mortgage Association (“Fannie Mae”), Federal Home Loan Mortgage Corporation (“Freddie Mac”), and Government National Mortgage Association (“Ginnie Mae”).

ALT-A SECURITIES and ALT-A LOANS

Alt-A securities are residential mortgage-backed securities backed by loans that have higher credit quality than subprime and lower credit quality than prime. Alt-A originally represented loans with alternative documentation, but the definition has shifted over time to include loans with additional risk characteristics and in some cases investor loans. In an Alt-A loan, the borrower’s income may not be verified, and in some cases, may not be disclosed on the loan application. Alt-A loans may also have expanded criteria that allow for higher debt-to-income ratios with higher accompanying loan-to-value ratios than would otherwise be permissible for prime loans.

AMORTIZED COST

Amortized cost is the initial acquisition cost of an available-for-sale (“AFS”) security, minus principal repayments or principal reductions through credit losses, plus or minus premium or discount amortization. At the point in time an AFS security is deemed other-than-temporarily impaired, the amortized cost is adjusted (by changing the amount of unamortized premium or discount) by the amount of other-than temporary impairment taken through the income statement.

ASSET-BACKED SECURITIES (ABS)

Asset-backed securities (“ABS”) are securities backed by financial assets that generate cash flows. Each ABS issued from a securitization entity has a unique priority with respect to receiving principal and interest cash flows and absorbing any credit losses from the assets owned by the entity.

AVAILABLE-FOR-SALE (AFS)

An accounting method for debt and equity securities in which the securities are reported at their fair value. Positive changes in the fair value are accounted for as increases to stockholders’ equity and do not flow through the income statement. Negative changes in fair value may be recognized through the income statement or balance sheet.

B-NOTES

B-Notes are subordinate interests in commercial mortgage debt which are either (i) evidenced by a subordinated promissory note secured by the same mortgage that also secures the senior debt relating to the same property or (ii) junior participation interests in mortgage debt that are subordinate to senior participation interests in the same mortgage debt. B-Notes typically provide the holder with certain rights to approve modifications to related lending agreements and to trigger foreclosure under the mortgage following an event of default. B-Notes also typically provide the holder certain limited rights to cure a borrower default under senior debt secured by the same mortgage in order to keep the senior debt current and avoid foreclosure.

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GLOSSARY

BOOK VALUE (GAAP)

Book value is the value of our common equity in accordance with GAAP.

COLLATERALIZED DEBT OBLIGATION (CDO) SECURITIZATIONS

The securitization of a diverse pool of assets.

COMMERCIAL MORTGAGE-BACKED SECURITIES (CMBS)

A type of mortgage-backed security that is secured by one or more loans on commercial properties.

CONSTANT (or CONDITIONAL) PREPAYMENT RATE (CPR)

Constant (or conditional) prepayment rate (“CPR”) is an industry-standard measure of the speed at which mortgage loans prepay. It approximates the annual percentage rate at which a pool of loans is paying down due to unscheduled principal prepayments.

CORE EQUITY

Core equity is not a measure calculated in accordance with GAAP. GAAP equity includes mark-to-market adjustments for some of our assets and interest rate agreements in “accumulated other comprehensive income (loss).” Core equity excludes accumulated other comprehensive income (loss). Core equity in some ways approximates what our equity value would be if we used historical amortized cost accounting exclusively. A reconciliation of core equity to GAAP appears in the Table 3 in the Financial Tables in this Review.

CREDIT SUPPORT

Credit support is the face amount of securities subordinate (or junior) to the applicable security that protects the security from credit losses and is generally expressed as a percentage of the securitization’s underlying pool balance.

DEBT

Debt is an obligation of Redwood. See Long-term debt and Short-term debt.

FASB

Financial Accounting Standards Board.

FHFA

The FHFA refers to the Federal Housing Finance Authority.

GAAP

Generally Accepted Accounting Principles in the United States.

GOVERNMENT SPONSORED ENTERPRISE (GSE)

A government sponsored enterprise is a financial services corporation created by the United States Congress to enhance the flow of credit to targeted sectors of the economy. Among the GSEs charted by Congress are Fannie Mae, Freddie Mac, and Ginnie Mae.

INTEREST-ONLY SECURITIES (IOs)

Interest-only securities (“IOs”) are specialized securities created by securitization entities where the projected cash flows generated by the underlying assets exceed the cash flows projected to be paid to the securities that are issued with principal balances. Typically, IOs do not have a principal balance and they will not receive principal payments. Interest payments to IOs usually equal an interest rate formula multiplied by a “notional” principal balance. The notional principal balances for IOs are typically reduced over time as the actual principal balance of the underlying pool of assets pays down, thus reducing the cash flows to the IOs over time. Cash flows on IOs are typically reduced more quickly when asset prepayments increase.

42	THE REDWOOD REVIEW | 2ND QUARTER 2013

GLOSSARY

INVESTMENT CAPACITY

The amount of capacity we estimate that we have to invest in new assets. Our estimate of our investment capacity takes into account, among other things, cash on hand, cash we estimate we could raise by prudently increasing short-term borrowings, and cash needed to cover short-term operations, working capital, and a liquidity cushion.

JUMBO LOAN

A jumbo loan is a mortgage loan that generally conforms to the underwriting standards of Fannie Mae and Freddie Mac except that the dollar amount of the loan exceeds the maximum limit set by the two GSEs for loans salable to the two companies.

LEVERAGE RATIOS

When determining Redwood’s financial leverage, traditional leverage ratios may be misleading in some respects if consolidated ABS issued from securitization entities are included as part of Redwood’s obligations when calculating this or similar ratios. Because of the requirement to consolidate the independent securitization entities for GAAP accounting purposes, it appears that Redwood is highly leveraged, with total consolidated liabilities significantly greater than equity. The obligations of these securitization entities are not obligations of Redwood.

LONG-TERM DEBT

Long-term debt is debt that is an obligation of Redwood that is not payable within a year and includes convertible debt, junior subordinated notes and trust preferred securities. We generally treat long-term debt as part of our capital base when it is not payable in the near future.

MARK-TO-MARKET (MTM) ACCOUNTING

Mark-to-market (“MTM”) accounting uses estimated fair values of assets, liabilities, and hedges. Many assets on our consolidated balance sheet are carried at their fair value rather than amortized cost. Taxable income is generally not affected by market valuation adjustments.

MARKET VALUATION ADJUSTMENTS (MVAs)

Market valuation adjustments (“MVAs”) are changes in market values for certain assets and liabilities that are reported through our GAAP income statement. They include all changes in market values for assets and liabilities accounted for at fair value, such as trading securities and derivatives. They also include the credit portion of other-than-temporary impairments on securities available-for-sale, as well as impairments of loans held-for-sale and REO properties.

MEZZANINE LOAN

A mezzanine loan is a loan secured by the membership interests, partnership interests, and/or stock in a single purpose entity formed to own a commercial property, for example. If the mezzanine borrower fails to make its payments or otherwise defaults under the mezzanine loan documents, the mezzanine lender may pursue its remedies, including taking control of the single purpose entity that owns the property.

MORTGAGE SERVICING RIGHT (MSR)

A mortgage servicing right (“MSR”) gives the holder the contractual right to service a mortgage loan. MSRs typically include the right to collect monthly mortgage principal and interest payments, as well as related tax and insurance payments, from borrowers, disburse funds to the mortgage debt holders and remit related insurance and tax payments, collect late payments, and process modifications and foreclosures. MSRs are created when mortgage loans are sold in a transaction in which the seller retains the right to service the loans. The holder of an MSR receives a monthly servicing fee (which generally ranges from 0.25% to 0.375% per annum of the outstanding principal balance of the related mortgage loan), which is deducted from the borrower’s monthly interest payments. For accounting purposes,

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GLOSSARY

MSRs are capitalized at the net present value of the servicing fee less the servicing cost. When Redwood holds MSRs relating to residential mortgage loans, it retains a sub-servicer to carry out actual servicing functions, as Redwood does not directly service residential mortgage loans.

NON-PRIME SECURITIES

Non-prime securities are Alt-A, option ARM, and subprime securities. See definitions of Alt-A, option ARM, and subprime securities.

OPTION ARM LOAN

An option ARM loan is a residential mortgage loan that generally offers a borrower monthly payment options such as: 1) a minimum payment that results in negative amortization; 2) an interest-only payment; 3) a payment that would fully amortize the loan over an original 31-year amortization schedule; and, 4) a payment that would fully amortize the loan over a 15-year amortization schedule. To the extent the borrower has chosen an option that is not fully amortizing the loan (or negatively amortizing the loan), after a period — usually five years or once the negatively amortized loan balance reaches a certain level (generally 15% to 25% higher than the original balance) — the loan payments are recast. This recast provision resets the payment at a level that fully amortizes the loan over its remaining life and the new payment may be materially different than under the borrowers’ previous option.

PREFERRED EQUITY

A preferred equity investment is an investment in preferred equity of a special purpose entity that directly or indirectly owns a commercial property. An investor in preferred equity is typically entitled to a preferred return (relative to a holder of common equity of the same entity) and has the right, if the preferred return is not paid, to take control of the entity (and thereby control the underlying commercial property).

PRIME RESIDENTIAL REAL ESTATE LOANS

Prime loans are residential loans with higher quality credit characteristics, such as borrowers with higher FICO credit scores, lower loan-to-value ratios, lower debt-to-income ratios, greater levels of other assets, and more documentation.

PRIME SECURITIES

Prime securities are residential mortgage-backed securities backed by prime loans, generally with balances greater than conforming loan limits. Prime securities are typically backed by loans that have relatively high weighted average FICO scores (e.g., 700 or higher at origination), low weighted average LTVs (e.g., 75% or less at origination), limited concentrations of investor properties, and low percentages of loans with low FICO scores or high loan-to-value ratios.

PROFITABILITY RATIOS

Many financial institution analysts use asset-based profitability ratios such as interest rate spread and interest rate margin when analyzing financial institutions. These are asset-based measures. Since we consolidate the assets and liabilities of securitization entities for GAAP purposes, our total GAAP assets and liabilities may vary over time, and may not be comparable to assets typically used in profitability calculations for other financial institutions. As a result, we believe equity-based profitability ratios may be more appropriate than asset-based measures for analyzing Redwood’s operations and results. We believe, for example, that net interest income as a percentage of equity is a useful measure of profitability. For operating expenses, we believe useful measures are operating efficiency ratio (operating expenses as a percentage of net interest income) and operating expenses as a percentage of equity. We provide various profitability ratios in Table 4 in the Financial Tables in this Review.

44	THE REDWOOD REVIEW | 2ND QUARTER 2013

GLOSSARY

REAL ESTATE INVESTMENT TRUST (REIT)

A real estate investment trust (“REIT”) is an entity that makes a tax election to be taxed as a REIT, invests in real estate assets, and meets other REIT qualifications, including the distribution as dividends of at least 90% of its REIT taxable income. A REIT’s profits are not taxed at the corporate level to the extent that these profits are distributed as dividends to stockholders, providing an operating cost savings. On the other hand, the requirement to pay out as dividends most of the REIT’s taxable profits means it can be harder for a REIT to grow using only internally-generated funds (as opposed to raising new capital).

REAL ESTATE OWNED (REO)

Real estate owned (“REO”) refers to real property owned by the lender or loan owner that has been acquired through foreclosure.

REIT SUBSIDIARY

A REIT subsidiary is a subsidiary of a REIT that is taxed as a REIT.

REIT TAXABLE INCOME

REIT taxable income is not a measure calculated in accordance with GAAP. REIT taxable income is pretax income calculated for tax purposes at Redwood including only its qualifying REIT subsidiaries (i.e., excluding its taxable subsidiaries, with certain adjustments). REIT taxable income is an important measure as it is the basis of our dividend distribution requirements. We must annually distribute at least 90% of REIT taxable income as dividends to shareholders. As a REIT, we are not subject to corporate income taxes on the REIT taxable income we distribute. We pay corporate income tax on the REIT taxable income we retain, if any (and we are permitted to retain up to 10% of total REIT taxable income). A reconciliation of REIT taxable income to GAAP income appears in Table 2 in the Financial Tables in this Review.

REMIC

A real estate mortgage investment conduit (“REMIC”) is a special purpose vehicle used to pool real estate mortgages and issue mortgage-backed securities. REMICs are typically exempt from tax at the entity level. REMICs may invest only in qualified mortgages and permitted investments, including single family or multifamily mortgages, commercial mortgages, second mortgages, mortgage participations, and federal agency pass-through securities.

RE-REMIC SECURITY

A re-REMIC is a re-securitization of asset-backed securities. The cash flows from and any credit losses absorbed by the underlying assets can be redirected to the resulting re-REMIC securities in a variety of ways.

RESECURITIZATION

A resecuritization is a securitization of two or more mortgage-backed securities into a new mortgage-backed security.

RESIDENTIAL MORTGAGE-BACKED SECURITIES (RMBS)

A type of mortgage-backed security that is backed by a pool of mortgages on residential properties.

RETURN ON EQUITY (ROE) and ADJUSTED RETURN ON EQUITY

ROE is the amount of profit we generate each year per dollar of equity capital and equals GAAP income divided by GAAP equity. Adjusted ROE is not a measure calculated in accordance with GAAP — it is GAAP income divided by core equity.

THE REDWOOD REVIEW | 2ND QUARTER 2013	45

GLOSSARY

SENIOR SECURITIES

Generally, senior securities have the least credit risk in a securitization transaction because they are generally the last securities to absorb credit losses. In addition, the senior securities have the highest claim on the principal and interest payments (after the fees to servicers and trustees are paid). To further reduce credit risk, most if not all, principal collected from the underlying asset pool is used to pay down the senior securities until certain performance tests are satisfied. If certain performance tests are satisfied, principal payments are shared between the senior securities and the subordinate securities, generally on a pro rata basis. At issuance, senior securities are generally triple A-rated.

SEQUOIA

Sequoia is the brand name for securitizations of residential real estate loans Redwood sponsors. Sequoia entities are independent securitization entities that acquire residential mortgage loans and create and issue asset-backed securities (“ABS”) backed by these loans. Most of the loans that Sequoia entities acquire are prime-quality loans. Most of the senior ABS created by Sequoia are sold to third-party investors. Redwood usually acquires most of the subordinated ABS and occasionally acquires the interest-only securities (“IOs”).

SHORT-TERM DEBT

Short-term debt is debt that is an obligation of Redwood and payable within a year. We may obtain this debt from a variety of Wall Street firms, banks, and other institutions. We may issue these or other forms of short term debt in the future. We may use short-term debt to finance the accumulation of assets prior to sale to a securitization entity and to finance investments in loans and securities.

SUBORDINATE DEBT INVESTMENTS

Subordinate Debt Investments mean Mezzanine Loans, Preferred Equity, and B-Notes.

SUBORDINATE SECURITIES (JUNIOR SECURITIES or NON-SENIOR SECURITIES)

Subordinate securities absorb the initial credit losses from a securitization structure, thus protecting the senior securities. Subordinate securities have a lower priority to receive principal and interest payments than the senior securities. Subordinate securities receive little, if any, principal payments until certain performance tests are satisfied. If certain performance tests are satisfied, principal payments are shared between the senior securities and the subordinate securities, generally on a pro rata basis. Subordinate securities generally receive interest payments even if they do not receive principal payments. At issuance, subordinate securities are generally rated double-A or below.

SUBPRIME SECURITIES

Subprime securities are residential mortgage-backed securities backed by loans to borrowers who typically have lower credit scores and/or other credit deficiencies that prevent them from qualifying for prime or Alt-A mortgages and may have experienced credit problems in the past, such as late payments or bankruptcies. To compensate for the greater risks and higher costs to service the loans, subprime borrowers pay higher interest rates, points, and origination fees.

TAXABLE INCOME

Taxable income is not a measure calculated in accordance with GAAP. Taxable income is pre-tax income for Redwood and all its subsidiaries as calculated for tax purposes. Taxable income calculations differ significantly from GAAP income calculations. A reconciliation of taxable income to GAAP income appears in Table 2 in the Financial Tables in this Review.

TAXABLE SUBSIDIARY

A taxable subsidiary is a subsidiary of a REIT that is not taxed as a REIT and thus pays taxes on its income. A taxable subsidiary is not limited to investing in real estate and it can choose to retain all of its after-tax profits.

46	THE REDWOOD REVIEW | 2ND QUARTER 2013

Financial Tables

2nd Quarter 2013

Redwood Trust

47

Table 1: GAAP Earnings ($ in thousands, except per share data)	48

	2013 Q2	2013 Q1	2012 Q4	2012 Q3	2012 Q2	2012 Q1	2011 Q4	2011 Q3	2011 Q2	Six Months 2013	Six Months 2012
Interest income	$51,195	$47,360	$48,025	$54,001	$52,629	$51,355	$48,512	$45,096	$44,126	$98,555	$103,984
Discount amortization on securities, net	8,153	7,672	7,103	7,317	8,318	8,258	9,339	10,179	10,513	15,825	16,576
Premium amortization expense on loans	(1,629)	(1,508)	(1,731)	(1,595)	(1,424)	(872)	(1,356)	(1,879)	(1,684)	(3,137)	(2,296)
Total interest income	57,719	53,524	53,397	59,723	59,523	58,741	56,495	53,396	52,955	111,243	118,264

Interest expense on short-term debt	(4,686)	(3,808)	(2,526)	(2,737)	(2,299)	(1,827)	(764)	(78)	(7)	(8,494)	(4,126)

Interest expense on ABS	(8,771)	(9,398)	(15,106)	(21,379)	(22,350)	(24,564)	(24,030)	(19,907)	(19,509)	(18,169)	(46,914)
ABS issuance expense amortization	(882)	(985)	(915)	(552)	(602)	(569)	(630)	(545)	(568)	(1,867)	(1,171)
ABS interest rate agreement expense	(68)	(87)	(11,561)	(1,127)	(1,136)	(1,204)	(1,171)	(1,233)	(1,252)	(155)	(2,340)
ABS issuance premium amortization (expense) income	(576)	(542)	(412)	(113)	(115)	(115)	(136)	(170)	78	(1,118)	(230)
Total ABS expense consolidated from trusts (1)	(10,297)	(11,012)	(27,994)	(23,171)	(24,203)	(26,452)	(25,967)	(21,855)	(21,251)	(21,309)	(50,655)

Interest expense on long-term debt	(6,480)	(3,534)	(2,451)	(2,377)	(2,379)	(2,376)	(2,384)	(2,384)	(2,375)	(10,014)	(4,755)

Net interest income	36,256	35,170	20,426	31,438	30,642	28,086	27,380	29,079	29,322	71,426	58,728
Reversal of (provision for) loan losses	3,272	(2,039)	(3,394)	(1,319)	1,340	(275)	(7,784)	(3,978)	(1,581)	1,233	1,065
Other market valuation adjustments, net	(6,258)	(303)	1,941	957	(86)	(1,257)	(9,682)	(13,448)	(11,147)	(6,561)	(1,343)
Net interest income after provision and other market valuation adjustments	33,270	32,828	18,973	31,076	31,896	26,554	9,914	11,653	16,594	66,098	58,450

Mortgage banking activities, net	58,531	46,021	21,286	12,303	(3,607)	4,931	-	-	-	104,552	1,324

Fixed compensation expense	(6,067)	(5,623)	(4,275)	(4,412)	(4,373)	(4,835)	(3,799)	(3,702)	(3,797)	(11,690)	(9,208)
Variable compensation expense	(3,960)	(4,837)	(5,465)	(5,593)	(3,024)	(2,594)	(721)	(863)	(646)	(8,797)	(5,618)
Equity compensation expense	(3,396)	(2,487)	(2,499)	(2,151)	(2,958)	(2,176)	(2,371)	(1,929)	(2,707)	(5,883)	(5,134)
Severance expense	(3,366)	(68)	-	-	-	(200)	-	-	-	(3,434)	(200)
Other operating expense	(6,855)	(6,582)	(6,131)	(4,946)	(4,810)	(4,829)	(5,683)	(5,013)	(4,937)	(13,437)	(9,639)
Total operating expenses	(23,644)	(19,597)	(18,370)	(17,102)	(15,165)	(14,634)	(12,574)	(11,507)	(12,087)	(43,241)	(29,799)

Realized gains on sales, net (2)	223	12,267	20,336	13,940	6,995	13,507	-	313	5,433	12,490	20,502
Realized gains on calls, net	333	-	29	-	-	113	102	832	401	333	113
Realized gains, net	556	12,267	20,365	13,940	6,995	13,620	102	1,145	5,834	12,823	20,615

Noncontrolling interest	-	-	-	-	-	-	-	20	(888)	-	-
Provision for income taxes	(3,140)	(10,909)	(176)	(516)	(592)	(8)	-	(14)	(14)	(14,049)	(600)
Net income (loss)	$65,573	$60,610	$42,078	$39,701	$19,527	$30,463	$(2,558)	$1,297	$9,439	$126,183	$49,990

Diluted average shares	96,172	87,345	82,498	80,764	78,815	79,892	78,370	78,471	79,478	91,647	79,965
Net income (loss) per share	$0.71	$0.69	$0.50	$0.48	$0.24	$0.37	$(0.03)	$0.01	$0.11	$1.40	$0.61

(1) Interest expense on ABS issued for the fourth quarter of 2012 includes accelerated recognition of $11 million of deferred hedging costs relating to Acacia entities upon deconsolidation of these entities.

(2) Realized gains on sales, net includes $15 million of gains related to the deconsolidation of certain Sequoia and Acacia entities during the fourth quarter of 2012.

THE REDWOOD REVIEW 2ND QUARTER 2013	Table 1: GAAP Earnings

Table 2: Taxable and GAAP Income(1) Differences and Dividends (in thousands, except per share data)

	Estimated Six Months 2013 (2)			Esimated Twelve Months 2012 (2)			Actual Twelve Months 2011
	Taxable Income	GAAP Income	Differences	Taxable Income	GAAP Income	Differences	Taxable Income	GAAP Income	Differences
Taxable and GAAP Income Differences
Interest income	$101,665	$111,243	$(9,578)	$161,976	$231,384	$(69,408)	$128,334	$217,179	$(88,845)
Interest expense	(26,166)	(39,817)	13,651	(25,168)	(120,794)	95,626	(15,804)	(99,037)	83,233
Net interest income	75,499	71,426	4,073	136,808	110,590	26,218	112,530	118,142	(5,612)
Reversal of (provision for) loan losses	-	1,233	(1,233)	-	(3,648)	3,648	-	(16,151)	16,151
Realized credit losses	(6,695)	-	(6,695)	(25,609)	-	(25,609)	(57,526)	-	(57,526)
Other market valuation adjustments, net	-	(6,561)	6,561	-	(10,163)	10,163	-	(40,017)	40,017
Mortgage banking activities, net	(3,303)	104,552	(107,855)	222	46,630	(46,408)	-	-	-
Operating expenses	(36,352)	(43,241)	6,889	(56,174)	(65,270)	9,096	(45,166)	(47,682)	2,516
Realized gains, net	-	12,823	(12,823)	-	54,921	(54,921)	-	10,946	(10,946)
Provision for income taxes	(239)	(14,049)	13,810	(90)	(1,291)	1,201	(16)	(42)	26
Less: Net loss attributable to noncontrolling interest	-	-	-	-	-	-	-	(1,147)	1,147
Income	$28,910	$126,183	$(97,273)	$55,157	$131,769	$(76,612)	$9,822	$26,343	$(16,521)

REIT taxable income	$36,309			$61,742			$19,543
Taxable loss at taxable subsidiaries	(7,399)			(6,585)			(9,721)
Taxable income	$28,910			$55,157			$9,822

Shares used for taxable EPS calculation	82,332			81,716			78,556
REIT taxable income per share (3)	$0.45			$0.77			$0.24
Taxable loss per share at taxable subsidiaries	$(0.09)			$(0.08)			$(0.12)
Taxable income per share (3)	$0.36			$0.69			$0.12

Dividends
Dividends declared	$45,870			$80,134			$78,382
Regular dividend per share (4)	$0.56			$1.00			$1.00

(1) Taxable income for 2012 and 2013 are estimates until we file our tax returns for those years.

(2) Reconciliation of GAAP income to taxable income (loss) for prior quarters is provided in the respective Redwood Reviews for those quarters.

(3) REIT taxable income per share and taxable income (loss) per share are based on the number of shares outstanding at the end of each quarter. The annual REIT taxable income per share and taxable income (loss) per share are the sum of the four quarterly per share estimates.

(4) Dividends in 2012 are expected to be characterized as 77% ordinary income, or $62 million, and 23% return of capital, or $18 million. Dividends in 2011 were characterized as 25% ordinary income, or $19 million, and 75% return of capital, or $59 million. The portion of Redwood’s dividends characterized as a return of capital is not taxable to a shareholder and reduces a shareholder’s basis for shares held at each quarterly distribution date, but not to below $0.

THE REDWOOD REVIEW 2ND QUARTER 2013	Table 2: Taxable and GAAP Income Differences and Dividends	49

Table 3: Book Value and Financial Ratios ($ in millions, except per share data)	50

	2013 Q2	2013 Q1	2012 Q4	2012 Q3	2012 Q2	2012 Q1	2011 Q4	2011 Q3	2011 Q2

Short-term debt	$1,446	$721	$552	$522	$455	$441	$428	$-	$41
Long-term debt	444	444	140	140	140	140	140	140	140
Redwood debt (1)	$1,890	$1,165	$692	$662	$595	$581	$568	$140	$181
ABS obligations of consolidated securitization entities (including the Residential Resecuritization and Commercial Securitization)	2,214	2,365	2,530	3,429	3,564	3,704	4,139	4,293	3,839
Consolidated GAAP Debt	$4,104	$3,529	$3,222	$4,091	$4,159	$4,285	$4,707	$4,433	$4,020

GAAP stockholders’ equity	$1,209	$1,188	$1,140	$1,050	$951	$962	$893	$959	$1,025

Redwood debt to equity	1.6x	1.0x	0.6x	0.6x	0.6x	0.6x	0.6x	0.1x	0.2x
Redwood debt to (equity + Redwood debt)	61%	50%	38%	39%	38%	38%	39%	13%	15%

Consolidated GAAP Debt to equity	3.4x	3.0x	2.8x	3.9x	4.4x	4.5x	5.3x	4.6x	3.9x
Consolidated GAAP Debt to (equity + GAAP debt)	77%	75%	74%	80%	81%	82%	84%	82%	80%

GAAP stockholders’ equity	$1,209	$1,188	$1,140	$1,050	$951	$962	$893	$959	$1,025
Balance sheet mark-to-market adjustments	118	143	138	74	28	42	(13)	32	81
Core equity (non-GAAP)	$1,091	$1,045	$1,002	$976	$923	$920	$906	$927	$944

Shares outstanding at period end (in thousands)	82,332	81,706	81,716	81,526	79,263	78,756	78,556	78,495	78,555

GAAP equity per share	$14.69	$14.54	$13.95	$12.88	$12.00	$12.22	$11.36	$12.22	$13.04

(1) Excludes obligations of consolidated securitization entities, the residential resecuritization we engaged in during the third quarter of 2011, and the commercial securitization we engaged in during the fourth quarter of 2012.

THE REDWOOD REVIEW 2ND QUARTER 2013	Table 3: Book Value and Financial Ratios

Table 4: Yields and Profitability Ratios (1) ($ in thousands)

	2013 Q2	2013 Q1	2012 Q4(2)	2012 Q3	2012 Q2	2012 Q1	2011 Q4		2011 Q3	2011 Q2	Six Months 2013	Six Months 2012

Interest income	$57,719	$53,524	$53,397	$59,723	$59,523	$58,741	$56,495		$53,396	$52,955	$111,243	$118,264
Average consolidated earning assets	$4,827,377	$4,558,822	$4,851,671	$5,176,791	$5,144,382	$5,351,918	$5,419,721		$5,143,814	$5,080,343	$4,693,842	$5,248,149
Asset yield	4.78%	4.70%	4.40%	4.61%	4.63%	4.39%	4.17%		4.15%	4.17%	4.74%	4.51%

Interest expense	$(21,463)	$(18,354)	$(32,971)	$(28,285)	$(28,881)	$(30,655)	$(29,115)		$(24,317)	$(23,633)	$(39,817)	$(59,536)
Average consolidated interest-bearing liabilities	$3,747,078	$3,494,668	$3,727,576	$4,166,828	$4,207,316	$4,423,167	$4,481,303		$4,105,088	$4,025,216	$3,621,570	$4,316,267
Cost of funds	2.29%	2.10%	3.54%	2.72%	2.75%	2.77%	2.60%		2.37%	2.35%	2.20%	2.76%

Asset yield	4.78%	4.70%	4.40%	4.61%	4.63%	4.39%	4.17%		4.15%	4.17%	4.74%	4.51%
Cost of funds	(2.29% )	(2.10% )	(3.54% )	(2.72% )	(2.75% )	(2.77% )	(2.60%	)	(2.37% )	(2.35% )	(2.20% )	(2.76% )
Interest rate spread	2.49%	2.60%	0.86%	1.90%	1.88%	1.62%	1.57%		1.78%	1.82%	2.54%	1.75%

Net interest income	$36,256	$35,170	$20,426	$31,438	$30,642	$28,086	$27,380		$29,079	$29,322	$71,426	$58,728
Average consolidated earning assets	$4,827,377	$4,558,822	$4,851,671	$5,176,791	$5,144,382	$5,351,918	$5,419,721		$5,143,814	$5,080,343	$4,693,842	$5,248,149
Net interest margin	3.00%	3.09%	1.68%	2.43%	2.38%	2.10%	2.02%		2.26%	2.31%	3.04%	2.24%

Net interest income	$36,256	$35,170	$20,426	$31,438	$30,642	$28,086	$27,380		$29,079	$29,322	$71,426	$58,728
Net interest income / average core equity	13.62%	13.80%	8.26%	13.34%	13.30%	12.29%	12.05%		12.63%	12.55%	13.71%	12.80%

Operating expenses	$(23,644)	$(19,597)	$(18,370)	$(17,102)	$(15,165)	$(14,634)	$(12,574)		$(11,507)	$(12,087)	$(43,241)	$(29,799)

Average total assets	$5,103,812	$4,823,321	$5,090,253	$5,371,679	$5,307,961	$5,505,797	$5,577,206		$5,303,614	$5,263,529	$4,964,342	$5,406,878
Average total equity	$1,204,807	$1,161,546	$1,088,565	$987,692	$945,805	$926,138	$912,051		$976,676	$1,035,063	$1,183,297	$935,971

Operating expenses / net interest income	65.21%	55.72%	89.93%	54.40%	49.49%	52.10%	45.92%		39.57%	41.22%	60.54%	50.74%
Operating expenses / average total assets	1.85%	1.63%	1.44%	1.27%	1.14%	1.06%	0.90%		0.87%	0.92%	1.74%	1.10%
Operating expenses / average total equity	7.85%	6.75%	6.75%	6.93%	6.41%	6.32%	5.51%		4.71%	4.67%	7.31%	6.37%

GAAP net income (loss)	$65,573	$60,610	$42,078	$39,701	$19,527	$30,463	$(2,558)		$1,297	$9,439	$126,183	$49,990
GAAP net income (loss) / average total assets	5.14%	5.03%	3.31%	2.96%	1.47%	2.21%	(0.18%	)	0.10%	0.72%	5.08%	1.85%
GAAP net income (loss) / average equity (GAAP ROE)	21.77%	20.87%	15.46%	16.08%	8.26%	13.16%	(1.12%	)	0.53%	3.65%	21.33%	10.68%
GAAP net income (loss) / average core equity (adjusted ROE)	24.63%	23.79%	17.03%	16.84%	8.47%	13.33%	(1.13%	)	0.56%	4.04%	24.22%	10.89%

Average core equity (3)	$1,064,964	$1,019,154	$988,564	$942,846	$921,663	$914,052	$908,915		$921,048	$934,205	$1,042,186	$917,857

(1) All percentages in this table are shown on an annualized basis.

(2) Included in the net income for fourth quarter of 2012 is a net $4 million gain related to the deconsolidation of certain Acacia and Sequoia entities. Interest expense for the fourth quarter of 2012 includes accelerated recognition of $11 million of deferred hedging costs relating the Acacia entities upon the deconsolidation of these entities. Realized gains, net, includes $15 million of gains related to the deconsolidation of the certain Acacia and Sequoia entities.

(3) Core equity is a non-GAAP metric and is equal to GAAP equity excluding accumulated other comprehensive income (loss).

THE REDWOOD REVIEW 2ND QUARTER 2013	Table 4: Yields and Profitability Ratios	51

Table 5: Average Balance Sheet ($ in thousands)	52

	2013 Q2	2013 Q1	2012 Q4	2012 Q3	2012 Q2	2012 Q1	2011 Q4	2011 Q3	2011 Q2	Six Months 2013	Six Months 2012
Real estate assets at Redwood
Commercial loans	$332,113	$319,760	$296,990	$267,032	$199,440	$169,432	$123,367	$79,445	$59,545	$325,971	$184,436
Commercial loans - HFS	11,351	49,061	6,886	-	-	-	-	-	-	30,102	-
Commercial loans - FV	39,015	-	-	-	-	-	-	-	-	19,615	-
Residential loans	1,060,347	818,950	418,722	466,246	363,882	319,353	306,869	313,763	123,914	940,315	341,618

Senior residential securities
Prime	453,230	416,774	427,149	447,994	457,549	325,619	248,211	244,502	246,957	435,103	391,584
Non-prime	227,295	235,583	243,336	236,006	262,084	280,970	280,066	283,043	283,784	231,416	271,527
Total senior residential securities	680,525	652,357	670,485	684,000	719,633	606,589	528,277	527,545	530,741	666,519	663,111

Residential Re-REMIC securities	100,824	99,769	99,088	99,890	105,281	87,001	74,560	41,598	30,447	100,299	96,141

Subordinate residential securities
Prime	320,490	218,477	153,223	118,549	104,078	81,253	69,477	72,199	63,141	269,766	92,665
Non-prime	2,051	2,064	3,783	6,669	8,325	9,721	11,433	10,885	11,183	2,057	9,023
Total subordinate residential securities	322,541	220,541	157,006	125,218	112,403	90,974	80,910	83,084	74,324	271,823	101,688

Commercial subordinate securities	-	766	2,154	4,047	3,980	3,946	4,272	4,720	5,200	381	3,963
CDO	-	-	4	14	14	762	960	1,247	1,297	-	388
Total real estate assets at Redwood	2,546,716	2,161,204	1,651,335	1,646,447	1,504,633	1,278,057	1,119,215	1,051,402	825,468	2,355,025	1,391,345

Earning assets at Acacia	-	-	171,650	270,891	262,959	252,907	255,801	285,985	315,039	-	257,933
Earning assets at Consolidated Sequoia	2,043,820	2,177,315	2,751,130	3,128,076	3,258,137	3,597,081	3,838,327	3,600,122	3,684,680	2,110,199	3,427,609
Earning assets at the Fund (1)	-	-	-	-	-	-	-	-	4,948	-	-
Total earning assets at Other Consolidated Entities	2,043,820	2,177,315	2,922,780	3,398,967	3,521,096	3,849,988	4,094,128	3,886,107	4,004,667	2,110,199	3,685,542

Cash and cash equivalents	96,998	77,911	177,555	86,531	94,511	211,786	203,242	150,677	149,350	87,507	153,148

Earning assets	4,687,534	4,416,430	4,751,670	5,131,945	5,120,240	5,339,831	5,416,585	5,088,186	4,979,485	4,552,731	5,230,035
Balance sheet mark-to-market adjustments	139,843	142,392	100,001	44,846	24,142	12,087	3,136	55,628	100,858	141,111	18,114
Earning assets - reported value	4,827,377	4,558,822	4,851,671	5,176,791	5,144,382	5,351,918	5,419,721	5,143,814	5,080,343	4,693,842	5,248,149
Other assets	276,435	264,499	238,582	194,888	163,579	153,879	157,485	159,800	183,186	270,500	158,729
Total assets	$5,103,812	$4,823,321	$5,090,253	$5,371,679	$5,307,961	$5,505,797	$5,577,206	$5,303,614	$5,263,529	$4,964,342	$5,406,878
Short-term debt	$1,053,610	$854,238	$539,579	$570,775	$474,053	$362,107	$157,992	$18,116	$1,797	$954,475	$418,080
Secured borrowings	16,593	5,734	3,052	-	-	-	-	-	-	11,194	-
Consolidated Sequoia ABS issued	1,965,149	2,099,041	2,661,564	3,039,273	3,166,476	3,504,155	3,738,132	3,510,089	3,589,286	2,031,725	3,335,316
Residential Resecuritization ABS issued	138,817	153,487	168,634	182,702	196,837	210,360	222,652	180,769	-	146,111	204,624
Commercial Securitization ABS issued	155,812	163,409	61,830	-	-	-	-	-	-	159,589	-
Acacia ABS issued	-	-	154,617	235,789	231,673	208,281	224,273	257,872	295,902	-	219,977
Other liabilities	151,927	167,107	274,112	217,159	154,840	156,492	183,852	221,592	200,708	159,475	154,640
Convertible notes	278,774	80,447	-	-	-	-	-	-	-	180,158	-
Long-term debt	138,323	138,312	138,300	138,289	138,277	138,264	138,254	138,242	138,231	138,318	138,270
Total liabilities	3,899,005	3,661,775	4,001,688	4,383,987	4,362,156	4,579,659	4,665,155	4,326,680	4,225,924	3,781,045	4,470,907

Noncontrolling interest	-	-	-	-	-	-	-	258	2,542	-	-

Core equity (2)	1,064,964	1,019,154	988,564	942,846	921,663	914,052	908,915	921,048	934,205	1,042,186	917,857
Accumulated other comprehensive income	139,843	142,392	100,001	44,846	24,142	12,086	3,136	55,628	100,858	141,111	18,114
Total equity	1,204,807	1,161,546	1,088,565	987,692	945,805	926,138	912,051	976,676	1,035,063	1,183,297	935,971
Total liabilities and equity	$5,103,812	$4,823,321	$5,090,253	$5,371,679	$5,307,961	$5,505,797	$5,577,206	$5,303,614	$5,263,529	$4,964,342	$5,406,878

(1) Refers to the Redwood Opportunity Fund, which liquidated in the third quarter of 2011.

(2) Core equity is a non-GAAP metric and is equal to GAAP equity excluding accumulated other comprehensive income.

THE REDWOOD REVIEW 2ND QUARTER 2013	Table 5: Average Balance Sheet

Table 6: Balances & Yields by Securities Portfolio at Redwood (1) ($ in thousands)

	2013 Q2	2013 Q1	2012 Q4	2012 Q3	2012 Q2	2012 Q1		2013 Q2	2013 Q1	2012 Q4	2012 Q3	2012 Q2	2012 Q1
Residential Prime Senior							Residential Non-Prime Subordinate
Principal balance	$435,536	$460,273	$485,033	$517,737	$540,032	$490,141	Principal balance	$19,294	$19,869	$20,194	$30,221	$33,194	$34,432
Unamortized discount	(42,520)	(48,893)	(53,601)	(59,832)	(52,686)	(57,193)	Unamortized discount	(11,982)	(11,993)	(15,666)	(19,309)	(19,650)	(19,406)
Credit reserve	(32,068)	(28,326)	(26,100)	(22,657)	(34,990)	(31,011)	Credit reserve	(5,270)	(5,829)	(2,433)	(4,582)	(5,299)	(6,566)
Unrealized gains, net	49,211	64,260	61,191	55,161	38,446	34,846	Unrealized (losses) gains, net	149	394	226	225	(275)	(231)
Interest-only securities	123,591	55,289	10,409	6,301	16,301	21,865
Fair value	$533,750	$502,603	$476,932	$496,710	$507,103	$458,648	Fair value	$2,191	$2,441	$2,321	$6,555	$7,970	$8,229
Average amortized cost	$453,230	$416,775	$427,149	$447,994	$457,550	$325,619	Average amortized cost	$2,051	$2,064	$3,783	$6,669	$8,325	$9,722
Interest income	$12,341	$9,723	$9,113	$9,620	$10,180	$7,897	Interest income	$165	$155	$266	$446	$426	$500
Annualized yield	10.89%	9.33%	8.53%	8.59%	8.90%	9.70%	Annualized yield	32.18%	30.04%	28.13%	26.75%	20.47%	20.57%

Residential Non-Prime Senior							Commercial Subordinate
Principal balance	$259,524	$268,926	$278,229	$287,877	$312,897	$329,181	Principal balance	$-	$-	$29,331	$40,342	$42,602	$43,226
Unamortized discount	(39,030)	(40,541)	(42,842)	(46,330)	(60,341)	(68,101)	Unamortized discount	-	-	(3,362)	(3,509)	(5,532)	(5,651)
Credit reserve	(18,078)	(18,079)	(18,104)	(17,046)	(18,891)	(15,829)	Credit reserve	-	-	(23,916)	(33,206)	(33,013)	(33,668)
Unrealized (losses) gains, net	22,271	30,118	27,983	15,370	8,342	10,027	Unrealized gains, net	-	-	12,016	3,992	1,704	1,931
Interest-only securities	17,525	21,582	22,134	22,941	22,963	19,676
Fair value	$242,212	$262,006	$267,400	$262,812	$264,970	$274,954	Fair value	$-	$-	$14,069	$7,619	$5,761	$5,838
Average amortized cost	$227,296	$235,583	$243,336	$236,006	$262,084	$280,970	Average amortized cost	$-	$766	$2,154	$4,047	$3,980	$3,946
Interest income	$5,825	$6,011	$6,248	$6,286	$7,264	$7,693	Interest income	$-	$625	$230	$643	$605	$480
Annualized yield	10.25%	10.21%	10.27%	10.65%	11.09%	10.95%	Annualized yield	N/A	326.37%	42.71%	63.55%	60.80%	48.65%

Residential Re-REMIC							CDO Subordinate
Principal balance	$215,169	$215,235	$215,863	$216,159	$236,470	$252,941	Principal balance	$-	$-	$-	$10,778	$10,750	$10,719
Unamortized discount	(69,590)	(64,547)	(69,310)	(61,123)	(73,438)	(81,817)	Unamortized discount	-	-	-	(3,461)	(3,461)	(3,461)
Credit reserve	(44,195)	(50,406)	(47,235)	(56,158)	(58,618)	(63,702)	Credit reserve	-	-	-	(7,303)	(7,275)	(7,244)
Unrealized gains, net	52,783	63,155	63,717	51,095	43,023	47,239	Unrealized gains, net	-	-	-	50	50	50
Fair value	$154,167	$163,437	$163,035	$149,973	$147,437	$154,661	Fair value	$-	$-	$-	$64	$64	$64
Average amortized cost	$100,824	$99,769	$99,088	$99,890	$105,281	$87,001	Average amortized cost	$-	$-	$4	$14	$14	$762
Interest income	$3,835	$3,758	$3,385	$3,282	$3,184	$2,823	Interest income	$-	$-	$-	$4	$4	$34
Annualized yield	15.21%	15.07%	13.66%	13.14%	12.10%	12.98%	Annualized yield	N/A	N/A	N/A	114.29%	114.29%	17.85%

Residential Prime Subordinate
Principal balance	$536,235	$428,588	$290,276	$259,124	$252,372	$247,667
Unamortized discount	(84,645)	(71,412)	(33,930)	(27,407)	(30,757)	(24,149)
Credit reserve	(90,799)	(83,148)	(93,160)	(99,209)	(103,628)	(118,510)
Unrealized (losses) gains, net	20,936	25,676	21,447	12,688	5,103	819
Interest-only securities	258	337	363	346	382	362
Fair value	$381,985	$300,041	$184,996	$145,542	$123,472	$106,189
Average amortized cost	$320,490	$218,477	$153,224	$118,549	$104,078	$81,253
Interest income	$6,948	$5,446	$4,562	$4,443	$4,158	$3,753
Annualized yield	8.67%	9.97%	11.91%	14.99%	15.98%	18.48%

(1) Annualized yields for AFS portfolios are based on average amortized cost. Cash flows from many of our subordinate securities can be volatile and in certain cases (e.g., when the fair value of certain securities are close to zero) any interest income earned can result in unusually high reported yields that are not sustainable and not necessarily meaningful.

THE REDWOOD REVIEW 2ND QUARTER 2013	Table 6: Balances & Yields by Securities Portfolio at Redwood	53

Table 7: Securities and Loans Portfolio Activity at Redwood ($ in thousands)	54

	2013 Q2	2013 Q1	2012 Q4	2012 Q3	2012 Q2	2012 Q1	2011 Q4	2011 Q3		2013 Q2	2013 Q1	2012 Q4	2012 Q3	2012 Q2	2012 Q1	2011 Q4	2011 Q3
Residential Prime Senior									Commercial Subordinate
Beginning fair value	$502,603	$476,932	$496,710	$507,103	$458,648	$278,240	$276,925	$285,946	Beginning fair value	$-	$14,069	$7,619	$5,761	$5,838	$5,445	$5,887	$5,865
Acquisitions	40,642	51,208	6,708	16,913	94,702	193,837	20,373	2,433	Acquisitions	-	-	-	-	-	-	-	-
Sales	(8,677)	(8,257)	(9,285)	(18,160)	(24,775)	(20,954)	-	-	Sales	-	(2,031)	(1,484)	-	-	-	-	-
Effect of principal payments	(24,019)	(23,840)	(22,102)	(21,983)	(20,623)	(10,550)	(8,411)	(9,235)	Effect of principal payments	-	-	-	-	-	-	-	-
Change in fair value, net	23,201	6,560	4,901	12,837	(849)	18,075	(10,647)	(2,219)	Change in fair value, net (1)	-	(12,038)	7,934	1,858	(77)	393	(442)	22
Ending fair value	$533,750	$502,603	$476,932	$496,710	$507,103	$458,648	$278,240	$276,925	Ending fair value	$-	$-	$14,069	$7,619	$5,761	$5,838	$5,445	$5,887

Residential Non-Prime Senior									CDO Subordinate
Beginning fair value	$262,006	$267,400	$262,812	$264,970	$274,954	$276,332	$298,917	$307,404	Beginning fair value	$-	$-	$64	$64	$64	$1,010	$1,010	$1,403
Acquisitions	-	-	(188)	20,850	13,783	19,521	1,299	1,202	Acquisitions	-	-	-	-	-	-	-	-
Sales	-	-	-	(23,004)	(14,018)	(25,408)	-	-	Sales	-	-	(259)	-	-	(859)	-	-
Effect of principal payments	(8,397)	(8,110)	(7,797)	(7,505)	(8,607)	(7,164)	(7,880)	(8,509)	Effect of principal payments	-	-	-	-	-	-	-	-
Change in fair value, net	(11,397)	2,716	12,573	7,501	(1,142)	11,673	(16,004)	(1,180)	Change in fair value, net	-	-	195	-	-	(87)	-	(393)
Ending fair value	$242,212	$262,006	$267,400	$262,812	$264,970	$274,954	$276,332	$298,917	Ending fair value	$-	$-	$-	$64	$64	$64	$1,010	$1,010

Residential Re-REMIC									Residential Loans
Beginning fair value	$163,437	$163,035	$149,973	$147,437	$154,661	$119,366	$113,100	$77,575	Beginning carrying value	$831,953	$562,658	$417,982	$256,077	$303,106	$395,237	$228,906	$205,301
Acquisitions	-	-	-	-	-	26,135	14,800	36,888	Acquisitions	2,567,426	2,586,899	789,416	524,043	338,898	660,008	174,767	404,597
Sales	-	-	-	(5,376)	(2,983)	(2,527)	-	-	Sales	(2,135,166)	(2,349,089)	(665,078)	(372,362)	(381,808)	(745,262)	(235)	-
Effect of principal payments	-	-	-	-	-	-	-	-	Transfers to Securitization Entities	-	-	-	-	-	-	-	(376,226)
Change in fair value, net	(9,270)	402	13,062	7,912	(4,241)	11,687	(8,534)	(1,363)	Principal repayments	(1,768)	(3,286)	(2,483)	(4,842)	(4,524)	(6,970)	(8,189)	(5,115)
Ending fair value	$154,167	$163,437	$163,035	$149,973	$147,437	$154,661	$119,366	$113,100	Transfers to REO	-	-	-	-	-	-	-	-
									Changes in fair value, net	(41,347)	34,771	22,821	15,066	405	93	(12)	349
Residential Prime Subordinate									Ending carrying value	$1,221,098	$831,953	$562,658	$417,982	$256,077	$303,106	$395,237	$228,906
Beginning fair value	$300,041	$184,996	$145,542	$123,472	$106,189	$59,060	$70,606	$71,845
Acquisitions	92,368	114,728	35,097	18,576	17,267	44,543	-	3,491	Commercial Loans
Sales	-	-	-	-	-	-	-	-	Beginning carrying value	$401,438	$313,010	$286,070	$246,783	$178,415	$157,726	$98,060	$71,168
Effect of principal payments	(4,549)	(4,002)	(3,394)	(3,072)	(3,211)	(2,386)	(2,301)	(1,995)	Originations	168,365	189,407	44,182	40,154	68,620	26,888	60,297	26,908
Change in fair value, net	(5,875)	4,319	7,751	6,566	3,227	4,972	(9,245)	(2,735)	Sales	(73,780)	(88,212)	(15,000)	-	-	-	-	-
Ending fair value	$381,985	$300,041	$184,996	$145,542	$123,472	$106,189	$59,060	$70,606	Principal repayments	(100)	(12,272)	(95)	(491)	(87)	(6,091)	(59)	(25)
									Provision for loan losses	(891)	(685)	(2,320)	(506)	(376)	(274)	(608)	-
Residential Non-Prime Subordinate									Discount/fee amortization	136	190	173	130	211	166	36	9
Beginning fair value	$2,441	$2,321	$6,555	$7,970	$8,229	$11,283	$10,616	$11,036	Changes in fair value, net	(345)
Acquisitions	-	-	-	-	-	-	1,582	-	Ending carrying value	$494,823	$401,438	$313,010	$286,070	$246,783	$178,415	$157,726	$98,060
Sales	-	-	(4,193)	(1,868)	-	(3,149)	-	-
Effect of principal payments	(14)	(66)	(75)	(143)	(260)	(229)	(364)	(287)
Change in fair value, net	(236)	186	34	596	1	324	(551)	(133)
Ending fair value	$2,191	$2,441	$2,321	$6,555	$7,970	$8,229	$11,283	$10,616

(1) The change in fair value, net reflects the liquidation of our remaining commercial securities, resulting in an ending fair value of zero for this portfolio.

THE REDWOOD REVIEW 2ND QUARTER 2013	Table 7: Securities and Loans Portfolio Activity at Redwood

Table 8A: Residential Prime Securities at Redwood and Underlying Loan Characteristics (1) ($ in thousands)

	2013 Q2	2013 Q1	2012 Q4	2012 Q3	2012 Q2	2012 Q1	2011 Q4	2011 Q3

Senior AFS	$410,159	$447,314	$466,523	$490,409	$490,802	$436,783	$278,240	$276,925
Subordinate AFS	381,631	299,600	184,528	145,096	123,005	105,788	58,717	70,278
Fair value	123,945	55,730	10,877	6,747	16,768	22,266	343	328
Total Residential Prime Securities	$915,735	$802,644	$661,928	$642,252	$630,575	$564,837	$337,300	$347,531

Number of loans	56,088	56,047	60,883	60,584	63,986	81,085	85,702	92,071
Total loan face	$26,269,089	$26,754,040	$26,968,619	$26,183,495	$27,988,787	$30,222,071	$31,848,071	$34,816,750
Average loan size	$468	$477	$443	$432	$437	$373	$372	$378

Year 2013 origination	9%	2%	0%	0%	0%	0%	0%	0%
Year 2012 origination	10%	11%	4%	1%	1%	0%	0%	0%
Year 2011 origination	2%	2%	2%	2%	2%	2%	0%	0%
Year 2010 origination	0%	0%	0%	0%	0%	0%	0%	0%
Year 2009 origination	0%	0%	0%	0%	0%	0%	0%	0%
Year 2008 origination	0%	0%	0%	0%	0%	0%	0%	0%
Year 2007 origination	15%	16%	18%	12%	12%	11%	10%	10%
Year 2006 origination	3%	4%	4%	3%	3%	3%	1%	1%
Year 2005 origination	17%	17%	18%	17%	17%	17%	19%	19%
Year 2004 origination and earlier	44%	48%	54%	65%	65%	67%	70%	70%

Geographic concentration
Southern CA	22%	22%	23%	23%	23%	23%	23%	23%
Northern CA	21%	21%	21%	21%	21%	21%	21%	21%
New York	6%	7%	7%	7%	7%	7%	6%	6%
Florida	5%	6%	6%	6%	6%	6%	6%	6%
Virginia	4%	3%	3%	3%	3%	3%	4%	4%
New Jersey	3%	3%	3%	3%	3%	3%	3%	3%
Illinois	3%	3%	3%	3%	3%	3%	3%	3%
Other states	36%	35%	34%	34%	34%	34%	34%	34%

Wtd Avg Original LTV	69%	69%	69%	69%	69%	68%	68%	68%
Original LTV: 0 - 50	10%	11%	10%	11%	11%	12%	12%	12%
Original LTV: 50.01 - 60	12%	11%	11%	11%	11%	11%	11%	11%
Original LTV: 60.01 - 70	23%	22%	22%	23%	23%	23%	23%	23%
Original LTV: 70.01 - 80	52%	53%	53%	51%	51%	50%	49%	49%
Original LTV: 80.01 - 90	2%	2%	3%	3%	3%	3%	3%	3%
Original LTV: 90.01 - 100	1%	1%	1%	1%	1%	1%	2%	2%
Unknown	0%	0%	0%	0%	0%	0%	0%	0%

Wtd Avg Original FICO	737	732	729	735	735	735	735	735
Original FICO: < = 680	10%	10%	11%	11%	11%	11%	11%	11%
Original FICO: 681 - 700	9%	10%	10%	11%	11%	10%	10%	10%
Original FICO: 701 - 720	12%	13%	14%	14%	14%	14%	14%	14%
Original FICO: 721 - 740	14%	14%	15%	15%	15%	15%	15%	15%
Original FICO: 741 - 760	15%	15%	16%	16%	16%	16%	16%	16%
Original FICO: 761 - 780	18%	18%	17%	17%	17%	17%	17%	17%
Original FICO: 781 - 800	16%	15%	13%	12%	12%	12%	12%	12%
Original FICO: > = 801	5%	4%	3%	3%	3%	3%	3%	3%
Original Unknown	1%	1%	1%	1%	1%	2%	2%	2%

Conforming balance % (2)	44%	47%	50%	53%	52%	54%	55%	54%
> $1 MM %	11%	11%	10%	9%	9%	9%	8%	8%

2nd Home %	7%	7%	7%	7%	7%	7%	7%	7%
Investment Home %	2%	2%	2%	2%	2%	2%	2%	2%

Purchase	41%	42%	43%	41%	41%	40%	40%	39%
Cash Out Refi	22%	22%	23%	23%	23%	23%	23%	23%
Rate-Term Refi	37%	36%	34%	36%	36%	36%	36%	37%
Other	0%	0%	0%	0%	0%	1%	1%	1%

Full Doc	63%	60%	56%	55%	55%	53%	51%	51%
No Doc	4%	4%	5%	4%	4%	6%	6%	6%
Other Doc (Lim, Red, Stated, etc)	32%	34%	37%	38%	38%	38%	40%	40%
Unknown/Not Categorized	1%	2%	2%	3%	3%	3%	3%	3%

Single Family	89%	88%	88%	88%	88%	88%	89%	89%
Condo	8%	9%	9%	9%	9%	9%	9%	9%
2-4 Family	2%	2%	2%	2%	2%	2%	1%	1%
Other	1%	1%	1%	1%	1%	1%	1%	1%

(1) Only the loan groups providing direct cash flow to securities we own are included.

(2) The definition of a conforming loan has significantly changed over time. For Q3 2011 and subsequent periods, the conforming balance definition that went into effect on October 1, 2011 was used (which had a maximum loan balance of $625,500). For all periods prior to Q3 2011, the conforming balance definition available in June 2011 was used (which had a maximum loan balance of $729,750).

THE REDWOOD REVIEW 2ND QUARTER 2013	Table 8A: Residential Prime Securities at Redwood and Underlying Loan Characteristics	55

Table 8B: Residential Non-Prime Securities at Redwood and Underlying Loan Characteristics (1) ($ in thousands)	56

	2013 Q2	2013 Q1	2012 Q4	2012 Q3	2012 Q2	2012 Q1	2011 Q4	2011 Q3

Senior AFS	$224,687	$240,424	$245,266	$239,871	$242,007	$255,279	$255,724	$278,161
Subordinate AFS	2,046	2,284	2,160	6,404	7,867	8,142	11,153	10,461
Fair value	17,670	21,739	22,295	23,092	23,066	19,762	20,738	20,911
Total Residential Non-prime Securities	$244,403	$264,447	$269,721	$269,367	$272,940	$283,183	$287,615	$309,533

Number of loans	29,986	31,362	32,542	33,775	34,815	35,452	54,717	54,538
Total loan face	$6,149,038	$6,520,375	$6,837,832	$6,760,747	$7,019,443	$7,241,685	$11,730,410	$11,878,085
Average loan size	$205	$208	$210	$200	$202	$204	$214	$218

Year 2008 origination	0%	0%	0%	0%	0%	0%	0%	0%
Year 2007 origination	0%	0%	0%	0%	0%	0%	0%	0%
Year 2006 origination	20%	20%	20%	1%	1%	1%	14%	14%
Year 2005 origination	50%	50%	49%	54%	54%	54%	50%	51%
Year 2004 origination and earlier	30%	30%	31%	45%	45%	45%	36%	35%

Geographic concentration
Southern CA	23%	23%	23%	22%	22%	22%	21%	21%
Northern CA	15%	15%	15%	16%	16%	16%	15%	15%
Florida	8%	8%	8%	8%	8%	9%	9%	9%
New York	5%	5%	5%	6%	6%	5%	5%	5%
Virginia	3%	3%	3%	2%	2%	2%	3%	3%
New Jersey	3%	3%	3%	3%	3%	3%	3%	3%
Illinois	3%	3%	3%	3%	3%	3%	3%	3%
Other states	40%	40%	40%	40%	40%	40%	41%	41%

Wtd Avg Original LTV	73%	73%	73%	73%	72%	72%	73%	73%
Original LTV: 0 - 50	6%	6%	6%	7%	7%	7%	6%	7%
Original LTV: 50.01 - 60	8%	8%	8%	9%	9%	9%	8%	8%
Original LTV: 60.01 - 70	19%	19%	19%	19%	19%	19%	18%	18%
Original LTV: 70.01 - 80	57%	57%	57%	57%	57%	57%	58%	58%
Original LTV: 80.01 - 90	7%	7%	7%	6%	6%	6%	7%	6%
Original LTV: 90.01 - 100	3%	3%	3%	2%	2%	2%	3%	3%
Unknown	0%	0%	0%	0%	0%	0%	0%	0%

Wtd Avg Original FICO	691	692	693	713	713	714	710	710
Original FICO: < = 680	28%	28%	28%	25%	25%	25%	27%	27%
Original FICO: 681 - 700	13%	13%	13%	14%	14%	14%	14%	14%
Original FICO: 701 - 720	14%	14%	15%	15%	15%	15%	14%	14%
Original FICO: 721 - 740	12%	12%	12%	12%	12%	12%	12%	12%
Original FICO: 741 - 760	12%	12%	11%	12%	12%	12%	12%	12%
Original FICO: 761 - 780	10%	10%	10%	10%	10%	10%	10%	10%
Original FICO: 781 - 800	7%	7%	7%	7%	7%	7%	7%	7%
Original FICO: > = 801	2%	2%	2%	2%	2%	2%	2%	2%
Original Unknown	2%	2%	2%	3%	3%	3%	2%	2%

Conforming balance % (2)	85%	84%	84%	86%	86%	86%	83%	82%
> $1 MM %	3%	3%	3%	2%	2%	3%	3%	3%

2nd Home %	3%	3%	3%	4%	4%	4%	4%	4%
Investment Home %	15%	15%	14%	15%	15%	15%	14%	14%

Purchase	39%	39%	40%	41%	42%	41%	41%	41%
Cash Out Refi	45%	45%	44%	43%	42%	42%	42%	42%
Rate-Term Refi	15%	15%	15%	15%	15%	16%	16%	16%
Other	1%	1%	1%	1%	1%	1%	1%	1%

Full Doc	37%	37%	36%	39%	39%	38%	38%	39%
No Doc	5%	5%	5%	6%	6%	6%	5%	4%
Other Doc (Lim, Red, Stated, etc)	57%	57%	57%	53%	53%	54%	56%	56%
Unknown/Not Categorized	1%	1%	2%	2%	2%	2%	1%	1%

Single Family	83%	84%	84%	84%	84%	84%	84%	84%
2-4 Family	9%	8%	8%	8%	8%	8%	8%	8%
Condo	8%	8%	8%	8%	8%	8%	8%	8%
Other	0%	0%	0%	0%	0%	0%	0%	0%

(1) Only the loan groups providing direct cash flow to securities we own are included.

(2) The definition of a conforming loan has significantly changed over time. For Q3 2011 and subsequent periods, the conforming balance definition that went into effect on October 1, 2011 was used (which had a maximum loan balance of $625,500). For all periods prior to Q3 2011, the conforming balance definition available in June 2011 was used (which had a maximum loan balance of $729,750).

THE REDWOOD REVIEW 2ND QUARTER 2013	Table 8B: Residential Non-Prime Securities at Redwood and Underlying Loan Characteristics

Table 9: Residential Loan Characteristics (1) ($ in thousands)

	2013 Q2	2013 Q1	2012 Q4	2012 Q3	2012 Q2	2012 Q1	2011 Q4	2011 Q3

Residential loans principal balance	$3,266,104	$2,959,037	$2,820,885	$3,502,775	$3,493,755	$3,682,379	$4,231,324	$4,190,773
Number of loans	8,540	8,253	8,223	10,697	10,773	11,079	12,490	12,526
Average loan balance	$382	$359	$343	$327	$324	$332	$339	$335

Adjustable %	53%	62%	66%	73%	75%	73%	72%	74%
Hybrid %	4%	3%	5%	6%	8%	9%	9%	10%
Fixed %	43%	35%	29%	21%	18%	18%	19%	16%

Amortizing %	46%	38%	32%	23%	20%	21%	22%	19%
Interest-only %	54%	62%	68%	77%	80%	79%	78%	81%

Northern California	13%	14%	14%	15%	15%	16%	14%	14%
Florida	9%	9%	10%	11%	12%	11%	11%	12%
Southern California	15%	14%	12%	11%	11%	12%	12%	12%
New York	7%	7%	8%	7%	7%	7%	7%	8%
Texas	6%	5%	5%	6%	5%	5%	6%	5%
Georgia	4%	4%	4%	5%	4%	4%	4%	5%
New Jersey	3%	3%	3%	4%	4%	4%	4%	4%
Colorado	3%	3%	4%	4%	3%	3%	3%	3%
Virginia	4%	3%	3%	3%	3%	3%	3%	2%
Arizona	2%	2%	2%	2%	2%	2%	2%	2%
Illinois	3%	3%	3%	2%	2%	2%	3%	2%
Other states	31%	33%	33%	30%	30%	31%	31%	31%

Year 2013 origination	38%	27%	0%	0%	0%	0%	0%	0%
Year 2012 origination	1%	1%	19%	11%	6%	4%	0%	0%
Year 2011 origination	2%	3%	4%	4%	5%	9%	13%	9%
Year 2010 origination	4%	5%	7%	7%	8%	8%	9%	10%
Year 2009 origination	1%	2%	2%	2%	3%	3%	3%	4%
Year 2008 origination	0%	0%	0%	0%	0%	0%	0%	0%
Year 2007 origination	0%	0%	<1%	2%	2%	2%	2%	2%
Year 2006 origination	5%	5%	6%	5%	5%	5%	4%	4%
Year 2005 origination	2%	2%	3%	4%	4%	3%	3%	3%
Year 2004 origination or earlier	47%	55%	59%	65%	68%	66%	66%	68%

Wtd Avg Original LTV	66%	65%	65%	66%	66%	66%	66%	66%
Original LTV: 0 - 50	18%	19%	20%	18%	19%	19%	19%	20%
Original LTV: 50.01 - 60	13%	15%	14%	12%	13%	13%	13%	13%
Original LTV: 60.01 - 70	22%	23%	22%	22%	22%	22%	22%	21%
Original LTV: 70.01 - 80	43%	38%	38%	42%	41%	41%	40%	40%
Original LTV: 80.01 - 90	1%	2%	2%	2%	2%	2%	2%	2%
Original LTV: 90.01 - 100	3%	3%	4%	4%	4%	4%	4%	4%

Wtd Avg FICO	749	746	744	740	739	740	740	739
FICO: <= 600	0%	0%	<1%	<1%	<1%	<1%	<1%	1%
FICO: 601 - 620	1%	1%	<1%	<1%	1%	1%	1%	1%
FICO: 621 - 640	1%	1%	1%	1%	1%	1%	1%	2%
FICO: 641 - 660	3%	3%	3%	3%	3%	3%	3%	3%
FICO: 661 - 680	4%	5%	5%	6%	6%	6%	6%	6%
FICO: 681 - 700	6%	7%	8%	9%	10%	9%	9%	9%
FICO: 701 - 720	9%	10%	10%	12%	12%	12%	12%	12%
FICO: 721 - 740	12%	12%	12%	12%	13%	12%	12%	12%
FICO: 741 - 760	14%	14%	14%	14%	14%	14%	14%	14%
FICO: 761 - 780	22%	21%	19%	18%	18%	18%	19%	18%
FICO: 781 - 800	21%	20%	20%	18%	17%	17%	18%	17%
FICO: >= 801	7%	6%	6%	5%	5%	6%	5%	5%

Conforming balance % (2)	31%	35%	37%	42%	43%	42%	41%	42%
% balance in loans > $1mm per loan	18%	19%	20%	19%	20%	22%	22%	22%

2nd home %	9%	9%	10%	10%	11%	10%	11%	11%
Investment home %	2%	3%	3%	3%	3%	3%	3%	3%

Purchase	36%	28%	30%	34%	33%	33%	33%	33%
Cash out refinance	22%	25%	26%	28%	28%	28%	28%	29%
Rate-term refinance	41%	45%	42%	37%	37%	38%	38%	37%
Other	1%	2%	2%	1%	1%	1%	1%	1%

(1) This table presents characteristics of residential loans held by consolidated Sequoia entities and residential loans held by Redwood and intended to be securitized by future Sequoia entities or sold to third parties.

(2) The definition of a conforming loan has significantly changed over time. For Q3 2011 and subsequent periods, the conforming balance definition that went into effect on October 1, 2011 was used (which had a maximum loan balance of $625,500). For all periods prior to Q3 2011, the conforming balance definition available in June 2011 was used (which had a maximum loan balance of $729,750).

THE REDWOOD REVIEW 2ND QUARTER 2013	Table 9: Residential Real Estate Loan Characteristics	57

Table 10: Commercial Loan Characteristics (1) ($ in thousands)	58

	2013 Q2	2013 Q1	2012 Q4	2012 Q3	2012 Q2	2012 Q1	2011 Q4	2011 Q3

Commercial loans principal balance	$503,788	$409,248	$320,901	$291,595	$251,686	$182,803	$158,847	$158,846
Number of loans	58	48	36	31	27	19	15	16
Average loan balance	$8,686	$8,526	$8,914	$9,406	$9,322	$9,621	$9,928	$9,928

Fixed %	90%	88%	88%	87%	94%	92%	91%	91%
Hybrid %	10%	12%	12%	13%	6%	8%	9%	9%

Amortizing %	44%	32%	39%	10%	16%	16%	19%	19%
Interest-only %	56%	68%	61%	90%	84%	84%	81%	81%

California	14%	24%	20%	22%	18%	20%	21%	21%
New York	21%	16%	21%	24%	25%	17%	16%	16%
Florida	10%	7%	13%	11%	12%	13%	4%	4%
South Carolina	6%	0%	<1%	1%	1%	0%	0%	0%
Arizona	5%	0%	0%	0%	0%	0%	0%	0%
Michigan	5%	7%	6%	6%	7%	7%	8%	8%
Georgia	4%	1%	<1%	<1%	<1%	0%	0%	0%
Missouri	4%	0%	0%	0%	0%	0%	0%	0%
Illinois	4%	5%	10%	11%	13%	18%	21%	21%
Texas	3%	6%	5%	5%	6%	5%	2%	2%
Tennessee	3%	11%	3%	4%	4%	0%	0%	0%
Wisconsin	3%	0%	0%	0%	0%	0%	0%	0%
Washington	2%	2%	3%	3%	0%	0%	0%	0%
North Carolina	2%	3%	3%	4%	4%	0%	0%	0%
Alabama	1%	6%	3%	3%	4%	0%	0%	0%
Other states	13%	12%	12%	6%	6%	20%	28%	28%

Year 2013 origination	41%	27%	0%	0%	0%	0%	0%	0%
Year 2012 origination	31%	39%	53%	48%	38%	15%	0%	0%
Year 2011 origination	24%	30%	38%	42%	50%	68%	81%	81%
Year 2010 origination	4%	4%	10%	10%	12%	17%	19%	19%
Year 2004 origination	0%	0%	<1%	<1%	<1%	<1%	<1%	<1%

Office	23%	19%	28%	30%	32%	32%	37%	37%
Multi-family	33%	41%	28%	28%	22%	23%	14%	14%
Hospitality	20%	19%	20%	20%	21%	18%	20%	20%
Retail	10%	12%	18%	16%	18%	25%	29%	29%
Self-storage	13%	8%	6%	6%	7%	2%	0%	0%
Industrial	<1%	1%	0%	0%	0%	0%	0%	0%

(1) This table presents characteristics of commercial loans held-for-investment by Redwood and commercial loans held by Redwood intended to be sold to third parties.

THE REDWOOD REVIEW 2ND QUARTER 2013	Table 10: Commercial Loan Characteristics

REDWOOD TRUST CORPORATE INFORMATION

EXECUTIVE OFFICERS:

Martin S. Hughes

Chief Executive Officer

Brett D. Nicholas

President

Fred J. Matera

Chief Investment Officer

Christopher J. Abate

Chief Financial Officer

Andrew P. Stone

General Counsel

CORPORATE HEADQUARTERS:

One Belvedere Place, Suite 300

Mill Valley, California 94941

Telephone: (415) 389-7373

COLORADO OFFICE:

8310 South Valley Highway, Suite 425

Englewood, Colorado 80112

NEW YORK OFFICE:

1114 Avenue of the Americas, Suite 3405

New York, New York 10036

STOCK LISTING:

The Company’s common stock is traded

on the New York Stock Exchange under

the symbol RWT

TRANSFER AGENT:

Computershare Trust Company, N.A.

2 North LaSalle Street

Chicago, IL 60602

Telephone: (888) 472-1955

DIRECTORS:

Richard D. Baum

Chairman of the Board

and Former Chief Deputy Insurance

Commissioner for the State of California

Douglas B. Hansen

Vice-Chairman of the Board

and Private Investor

Mariann Byerwalter

Chairman, JDN Corporate Advisory LLC

Martin S. Hughes

Chief Executive Officer

Greg H. kubicek

President, The Holt Group, Inc.

Jeffrey T. Pero

Retired Partner, Latham & Watkins LLP

Georganne C. Proctor

Former Chief Financial Officer, TIAA-CREF

Charles J. Toeniskoetter

Chairman, Toeniskoetter Development, Inc.

Chairman & CEO,

Toeniskoetter Construction, Inc.

INVESTOR RELATIONS:

Mike McMahon

Managing Director

Investor Relations Hotline: (866) 269-4976

Email: investorrelations@redwoodtrust.com

For more information about Redwood Trust, please visit our website at: www.redwoodtrust.com